Filed Pursuant to Rule 424(b)(5)
Registration File Number is 333-271553

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 1, 2023)

T-Mobile USA, Inc.

$700,000,000 4.200% Senior Notes due 2029

$900,000,000 4.700% Senior Notes due 2035

$900,000,000 5.250% Senior Notes due 2055

T-Mobile USA, Inc., a Delaware corporation (“T-Mobile USA” or the “Issuer”) and a direct wholly-owned subsidiary of T-Mobile US, Inc., a Delaware corporation (“T-Mobile US” or “Parent”) is offering $700,000,000 aggregate principal amount of its 4.200% Senior Notes due 2029 (the “2029 Notes”), $900,000,000 aggregate principal amount of its 4.700% Senior Notes due 2035 (the “2035 Notes”) and $900,000,000 aggregate principal amount of its 5.250% Senior Notes due 2055 (the “2055 Notes”). In this prospectus supplement, the term “Notes” collectively refers to the 2029 Notes, the 2035 Notes and the 2055 Notes.

We intend to use the net proceeds from this offering for general corporate purposes, which may include among other things, share repurchases, any dividends declared by Parent’s Board of Directors and refinancing of existing indebtedness on an ongoing basis. See “Use of Proceeds.”

The 2029 Notes will bear interest at a rate of 4.200% per year and mature on October 1, 2029. The 2035 Notes will bear interest at a rate of 4.700% per year and mature on January 15, 2035. The 2055 Notes will bear interest at a rate of 5.250% per year and mature on June 15, 2055. Interest on the 2029 Notes will be paid on each April 1 and October 1, commencing April 1, 2025. Interest on the 2035 Notes will be paid on each January 15 and July 15, commencing January 15, 2025. Interest on the 2055 Notes will be paid on each June 15 and December 15, commencing December 15, 2024. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—Principal, Maturity and Interest.” There is no sinking fund for the Notes.

Some or all of the Notes are permitted to be redeemed (i) at any time prior to the applicable date indicated in the table below at a price equal to 100% of the principal amount of such Notes being redeemed and a “make whole” premium and (ii) on or after the applicable date indicated in the table below at a price equal to 100% of the principal amount of such Notes being redeemed; plus, in the case of both (i) and (ii), accrued and unpaid interest, if any, to, but not including, the redemption date, as described in this prospectus supplement:

2029 Notes	September 1, 2029
2035 Notes	October 15, 2034
2055 Notes	December 15, 2054

The Issuer’s obligations under the Notes will be guaranteed (such guarantees, the “Guarantees”) (i) initially by T-Mobile US and each wholly-owned subsidiary of the Issuer that is not an Excluded Subsidiary (as defined herein) and is an obligor of the Credit Agreement (as defined herein) and (ii) by any future direct or indirect subsidiary of T-Mobile US that is not a subsidiary of the Issuer or any other guarantor that owns capital stock of the Issuer. However, a guarantor will be automatically and unconditionally released from its obligations in respect of the Notes of any series if, immediately following such release and any concurrent releases of other guarantees of the subsidiary guarantors, the aggregate principal amount of indebtedness for borrowed money of non-guarantor subsidiaries that are not Excluded Subsidiaries (excluding any indebtedness under any Permitted Receivables Financing (as defined herein) and any indebtedness of an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement or Permitted Receivables Financing Subsidiary (as defined herein)) that would remain incurred or issued and outstanding would not exceed $2,000.0 million. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.”

The Notes and the Guarantees will be the Issuer’s and the guarantors’ unsubordinated unsecured obligations; will be senior in right of payment to any future indebtedness of the Issuer or any guarantor to the extent that such future indebtedness provides by its terms that it is subordinated in right of payment to the Notes and the Guarantees; will be equal in right of payment with any of the Issuer’s and the guarantors’ existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, obligations under the Credit Agreement, the Existing T-Mobile Unsecured Notes, the Existing Sprint Unsecured Notes and the Tower Obligations (each as defined herein); will be effectively subordinated to all existing and future secured indebtedness of the Issuer or any guarantor, in each case to the extent of the value of the assets securing such indebtedness; and will be structurally subordinated to all of the liabilities and other obligations of the subsidiaries of T-Mobile US that are not obligors with respect to the Notes, including the Existing ABS Notes (as defined herein), the Existing Sprint Spectrum-Backed Notes (as defined herein), factoring arrangements and tower obligations.

This prospectus supplement includes additional information on the terms of the Notes, including redemption prices and covenants. See “Description of Notes.”

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference in this prospectus supplement.

	Per 2029 Note		Per 2035 Note		Per 2055 Note
Public Offering Price	99.794	%(1)	99.853	%(2)	99.781	%(3)
Total	$698,558,000		$898,677,000		$898,029,000
Proceeds to T-Mobile USA, Inc.(4)	$696,808,000		$895,302,000		$891,729,000

(1)	Plus accrued interest, if any, on the 2029 Notes from September 26, 2024, if settlement occurs after that date.
(2)	Plus accrued interest, if any, on the 2035 Notes from September 26, 2024, if settlement occurs after that date.
(3)	Plus accrued interest, if any, on the 2055 Notes from September 26, 2024, if settlement occurs after that date.
(4)

Before expenses. The underwriting discount is 0.250% of the principal amount of the 2029 Notes, 0.375% of the principal amount of the 2035 Notes and 0.700% of the principal amount of the 2055 Notes, resulting in total underwriting discounts of $1,750,000 for the 2029 Notes, $3,375,000 for the 2035 Notes and $6,300,000 for the 2055 Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each series of Notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Issuer does not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system.

The underwriters are offering the Notes as set forth under “Underwriting.” Delivery of the Notes is expected to be made on or about September 26, 2024 through the facilities of The Depository Trust Company.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Barclays	BNP PARIBAS	Citigroup	COMMERZBANK

Credit Agricole CIB	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Mizuho

MUFG	Santander	SOCIETE GENERALE	SMBC Nikko

TD Securities	Truist Securities	US Bancorp	UBS Investment Bank

Co-Managers

ING	NatWest Markets	PNC Capital Markets LLC	Scotiabank

Academy Securities		American Veterans Group, PBC

The date of this prospectus supplement is September 23, 2024.

Prospectus Supplement

Prospectus

Neither we nor the underwriters named under “Underwriting” in this prospectus supplement (the “underwriters”) have authorized any other person to provide you with information different from that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any related free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. We are offering to sell and are seeking offers to buy the Notes only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the respective dates of such documents regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any sale of the Notes. Our business, financial condition, results of operations and prospects may have changed since such date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the registration statement of which the accompanying prospectus forms a part includes additional information not contained in this prospectus supplement. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information.”

You should read this prospectus supplement along with the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference carefully before you decide whether to invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus.

In this prospectus supplement, unless stated otherwise or the context indicates otherwise, references to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. together with its direct and indirect subsidiaries, including T-Mobile USA and its subsidiaries and, on and after April 1, 2020, Sprint LLC (formerly known as Sprint Corporation), a Delaware limited liability company (“Sprint”) and its subsidiaries. References to “Sprint Communications” refer to Sprint Communications LLC (formerly known as Sprint Communications, Inc.), a Delaware limited liability company. References to “T-Mobile USA” and the “Issuer” refer to T-Mobile USA, Inc. only. T-Mobile USA’s corporate parent is T-Mobile US, Inc., which we refer to in this prospectus supplement on a stand-alone basis as “T-Mobile US” or “Parent.” T-Mobile US has no operations separate from its investment in T-Mobile USA. Accordingly, unless otherwise noted, all of the business and financial information in this prospectus supplement, including the factors identified under “Risk Factors” beginning on page S-7, is presented on a consolidated basis for T-Mobile.

MARKET AND OTHER DATA AND FORECASTS

Market data and other statistical information used in this prospectus supplement, the accompanying prospectus or any related free writing prospectus or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference in this prospectus supplement, the accompanying prospectus or any related

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free writing prospectus may include trademarks, trade names and service marks owned by us or other companies. All trademarks, trade names and service marks included or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

ROUNDING

Certain numbers and percentages presented in this prospectus supplement may not sum to the totals presented due to rounding.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the risk factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:

•	competition, industry consolidation and changes in the market for wireless communications services and other forms of connectivity;

•	criminal cyberattacks, disruption, data loss or other security breaches;

•	our inability to take advantage of technological developments on a timely basis;

•	our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture;

•	system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems;

•	the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use;

•	challenges in modernizing our existing applications and systems;

•

the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of our merger (the “Merger”) with Sprint pursuant to a Business Combination Agreement with Sprint and the other parties named therein (as amended, the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), including the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets, and the assumption of certain related liabilities (collectively, the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, Deutsche Telekom AG (“Deutsche Telekom” or “DT”), Sprint, SoftBank Group Corp. (“SoftBank”) and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, as amended on October 23, 2023, the proposed commitments filed with the Secretary of the Federal Communications Commission (“FCC”), which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including, but not limited to, those we have made to certain states and nongovernmental organizations (collectively, the “Government Commitments”), and the challenges in satisfying the Government Commitments in the required time frames and the significant cumulative costs incurred in tracking and monitoring compliance over multiple years;

•

adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in inflation or interest rates, supply chain disruptions and impacts of geopolitical instability, such as the Ukraine-Russia and Israel-Hamas wars and further escalations thereof;

•	sociopolitical volatility and polarization;

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•	our inability to manage the ongoing arrangements entered into in connection with the Prepaid Transaction, and known or unknown liabilities arising in connection therewith;

•

the timing and effects of any future acquisition, divestiture, investment, or merger involving us, including our inability to obtain any required regulatory approval necessary to consummate any such transactions;

•	any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business;

•	our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms;

•	changes in the credit market conditions, credit rating downgrades or an inability to access debt markets;

•	the risk of future material weaknesses we may identify or any other failure by us to maintain effective internal controls, and the resulting significant costs and reputational damage;

•	any changes in regulations or in the regulatory framework under which we operate;

•	laws and regulations relating to the handling of privacy and data protection;

•	unfavorable outcomes of and increased costs from existing or future regulatory or legal proceedings;

•	difficulties in protecting our intellectual property rights or if we infringe on the intellectual property rights of others;

•	our offering of regulated financial services products and exposure to a wide variety of state and federal regulations;

•	new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations;

•	our wireless licenses, including those controlled through leasing agreements, are subject to renewal and may be revoked;

•	our exclusive forum provision as provided in our Fifth Amended and Restated Certificate of Incorporation;

•	interests of DT, our controlling stockholder, which may differ from the interests of other stockholders;

•

the dollar amount authorized for our 2023-2024 Stockholder Return Program (as defined under “Risk Factors—Risks Related to this Offering and the Notes—Any repurchases of our common stock under our stock repurchase program or any declaration and payment of any dividends from time to time will reduce funds available for repayment of the Notes”) may not be fully utilized, and our share repurchases and dividend payments pursuant thereto may fail to have the desired impact on stockholder value; and

•	future sales of our common stock by DT and SoftBank and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the FCC.

Additional information concerning these and other risk factors is contained in the section titled “Risk Factors” in this prospectus supplement and the documents incorporated by reference.

Forward-looking statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or the documents incorporated by reference speak only as of the date of this prospectus supplement or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve

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risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

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SUMMARY

The following summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. This summary does not contain all of the information you should consider before deciding whether to invest in the Notes. You should review this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus carefully, including the risks of investing in the Notes described under the heading “Risk Factors” beginning on page S-7 in this prospectus supplement, as well as our consolidated financial statements and notes thereto and other information incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus.

Our Company

As America’s supercharged Un-carrier, we have disrupted the wireless communications services industry by actively engaging with and listening to our customers and focusing on eliminating their pain points. This includes providing added value and what we believe is an exceptional experience while implementing signature Un-carrier initiatives that have changed the wireless industry. We ended annual service contracts, overages, unpredictable international roaming fees and data buckets, among other things. We are inspired by a relentless focus on customer experience, consistently delivering award-winning customer experience with our “Total Experience” approach, which drives our customer satisfaction levels while enabling operational efficiencies.

With what we believe is America’s largest, fastest, most awarded and most advanced 5G network, the Un-carrier strives to offer customers unrivaled coverage and capacity where they live, work and travel. We believe our network is the foundation of our success and powers everything we do. Our “layer cake” of spectrum provides an unmatched 5G and overall network experience to our customers, which consists of our foundational layer of low-band, our mid-band and our millimeter-wave spectrum licenses. This multilayer portfolio of spectrum broadens and deepens our nationwide 5G network, enabling accelerated innovation and increased competition in the U.S. wireless and broadband industries.

We continue to expand the footprint and improve the quality of our network, enabling us to provide what we believe are outstanding wireless experiences for customers who should not have to compromise on quality and value. Our network allows us to deliver new, innovative products and services, such as our High Speed Internet fixed wireless product, with the same customer experience focus and industry-disrupting mindset that we have adopted in our attempt to redefine the wireless communications services industry in the United States in the customers’ favor.

As of June 30, 2024, we provide wireless communications services to 125.9 million postpaid and prepaid customers and generate revenue by providing affordable wireless communications services to these customers, as well as a wide selection of wireless devices and accessories. We also provide wholesale wireless services to various partners, who then offer the services for sale to their customers. Our most significant expenses relate to operating and expanding our network, providing a full range of devices, acquiring and retaining high-quality customers and compensating employees. We provide services, devices and accessories across our flagship brands, T-Mobile and Metro by T-Mobile, through our owned and operated retail stores, as well as through our websites (www.t-mobile.com and www.metrobyt-mobile.com), T-Mobile and Metro by T-Mobile apps, customer care channels and through national retailers. In addition, we sell devices to dealers and other third-party distributors for resale through independent third-party retail outlets and a variety of third-party websites. The information on or accessible through our websites is not incorporated into or part of this prospectus supplement (except for our SEC reports expressly incorporated by reference herein).

Corporate Information

Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000. We maintain a website at www.t-mobile.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC.

Recent Developments

On May 1, 2023, we completed the previously announced sale of the U.S. long-haul fiber network (including the non-U.S. extensions thereof) of Sprint Communications and certain of its subsidiaries (the “Wireline Business”) to a wholly-owned subsidiary of Cogent Communications Holdings, Inc. The following tables include summarized financial information of the Issuer and guarantors of the Notes (the “obligor group”) as of and for the years ended December 31, 2023 and 2022 giving retrospective effect to the release of certain guarantees associated with the sale of the Wireline Business. The summarized financial information of the obligor group is presented on a combined basis with balances and transactions within the obligor group eliminated. Investments in and the equity in earnings of non-guarantor subsidiaries, which would otherwise be consolidated in accordance with GAAP, are excluded from the below summarized financial information pursuant to SEC Regulation S-X Rule 13-01.

Summarized balance sheet information for the obligor group is presented in the table below:

(in millions)	December 31, 2023	December 31, 2022
Current assets	$17,601	$16,964
Noncurrent assets	178,252	181,673
Current liabilities	19,040	22,739
Noncurrent liabilities	128,197	120,385
Due to non-guarantors	10,916	9,325
Due to related parties	1,576	1,571

Summarized results of operations information for the obligor group is presented in the table below:

(in millions)	Year Ended December 31, 2023	Year Ended December 31, 2022
Total revenues	$75,725	$76,372
Operating income	10,826	3,595
Net income	4,890	301
Revenue from non-guarantors	2,390	2,415
Operating expenses to non-guarantors	2,529	2,568
Other expense to non-guarantors	(699)	(328)

The Offering

Issuer	T-Mobile USA, Inc.

Securities	$700,000,000 aggregate principal amount of 4.200% Senior Notes due 2029.

$900,000,000 aggregate principal amount of 4.700% Senior Notes due 2035.

$900,000,000 aggregate principal amount of 5.250% Senior Notes due 2055.

Issue Date	September 26, 2024.

Maturity	The 2029 Notes will mature on October 1, 2029.

The 2035 Notes will mature on January 15, 2035.

The 2055 Notes will mature on June 15, 2055.

Interest Payment Dates	Interest on the 2029 Notes will be paid on each April 1 and October 1, commencing April 1, 2025.

Interest on the 2035 Notes will be paid on each January 15 and July 15, commencing January 15, 2025.

Interest on the 2055 Notes will be paid on each June 15 and December 15, commencing December 15, 2024.

Optional Redemption	The Issuer may redeem some or all of the Notes (i) at any time prior to the applicable date indicated in the table below at a price equal to 100% of the principal amount of such Notes being redeemed and a “make whole” premium and (ii) on or after the applicable date indicated in the table below at a price equal to 100% of the principal amount of such Notes being redeemed; plus, in the case of both (i) and (ii), accrued and unpaid interest, if any, to, but not including, the redemption date, as described in this prospectus supplement:

2029 Notes September 1, 2029

2035 Notes October 15, 2034

2055 Notes December 15, 2054

Ranking	The Notes:

•	will be general unsecured, unsubordinated obligations of the Issuer;

•	will be senior in right of payment to any future indebtedness of the Issuer to the extent that such future indebtedness provides by its terms that it is subordinated in right of payment to the Notes;

•

will rank equal in right of payment with any of the Issuer’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, the obligations under the Credit Agreement, the Existing T-Mobile Unsecured Notes, the

Existing Sprint Unsecured Notes (each as defined under “Description of Other Indebtedness and Certain Financing Transactions”) and the Tower Obligations (as defined under “Description of Notes—Certain Definitions”);

•	will be effectively subordinated to all existing and future secured indebtedness of the Issuer, to the extent of the value of the Issuer’s assets securing such indebtedness;

•

will be structurally subordinated to all of the liabilities and other obligations of the Issuer’s subsidiaries that are not obligors with respect to the Notes, including the Existing ABS Notes (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Existing Asset-Backed Securities Facilities”), the Existing Sprint Spectrum-Backed Notes, factoring arrangements and tower obligations; and

•

will be unconditionally guaranteed on a senior unsecured basis by Parent and the Subsidiary Guarantors (as defined under “Description of Notes—Certain Definitions”). See “Risk Factors—Risks Related to this Offering and the Notes—The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.”

Assuming that on June 30, 2024, this offering had been completed, and converting balances in EUR into USD using end of period exchange rates, we would have had approximately $86.2 billion of outstanding indebtedness and other obligations, excluding letter of credit obligations, including $80.4 billion of pari passu outstanding unsecured indebtedness. Our pari passu unsecured indebtedness would consist of $2.5 billion of Notes offered hereby, $66.7 billion of Existing T-Mobile Unsecured Notes, $7.5 billion of Existing Sprint Unsecured Notes and $3.7 billion in Tower Obligations. We also would have had $7.5 billion of revolving borrowings available on an unsecured basis under the Credit Agreement. Our effectively senior, secured indebtedness would consist of an aggregate principal amount of $1.8 billion of Existing Sprint Spectrum-Backed Notes outstanding, with up to $5.2 billion remaining available for issuance under the Sprint Spectrum Note Facility (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Existing Sprint Spectrum Note Facility”), and $1.3 billion of Existing ABS Notes. The Existing Sprint Spectrum Note Entities own a pool of 2.5 GHz and 1.9 GHz spectrum which has been pledged to secure indebtedness under the Sprint Spectrum Note Facility. The Existing ABS Notes are secured by approximately $1.6 billion of gross Equipment Installment Plan (“EIP”) receivables and future collections on such receivables.

Note Guarantees

The Notes will be guaranteed (i) initially by Parent and any wholly-owned subsidiary of the Issuer that is not an Excluded Subsidiary and is an obligor of the Credit Agreement and (ii) by any future direct or indirect subsidiary of T-Mobile US that is not a subsidiary of T-Mobile USA or any other guarantor that owns capital stock of T-Mobile USA. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.” Each Guarantee of the Notes by a guarantor:

•	will be a general unsecured, unsubordinated obligation of such guarantor;

•

will be senior in right of payment to any future indebtedness of that guarantor to the extent that such future indebtedness provides by its terms that it is subordinated in right of payment to such guarantor’s Guarantee;

•

will be equal in right of payment with any of that guarantor’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, obligations under the Credit Agreement, the Existing T-Mobile Unsecured Notes and the Existing Sprint Unsecured Notes;

•

will be effectively subordinated to any Guarantor’s existing and future secured indebtedness to the extent of the value of the assets of such Guarantor securing such Indebtedness (as defined under “Description of Notes—Certain Definitions”); and

•	will be structurally subordinated to all of the indebtedness and other obligations of any subsidiaries of that guarantor that are not obligors with respect to the Notes.

See “Risk Factors—Risks Related to this Offering and the Notes—The Notes and the Guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness” and “Risk Factors—Risks Related to this Offering and the Notes—The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.”

As of June 30, 2024, subsidiaries that will not provide guarantees of the Notes that were included in Parent’s consolidated financial statements as of such date had approximately $11.9 billion of total assets and approximately $5.2 billion in indebtedness and Tower Obligations outstanding.

A guarantor will be automatically and unconditionally released from its obligations in respect of the Notes of any series if, immediately following such release and any concurrent releases of other guarantees of the subsidiary guarantors, the aggregate principal amount of indebtedness for borrowed money of non-guarantor subsidiaries that are not Excluded Subsidiaries (excluding any indebtedness under any Permitted Receivables Financing (as defined under “Description of Notes—Certain Definitions”) and any indebtedness of an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement or Permitted Receivables Financing Subsidiary (as defined under “Description of Notes—

Certain Definitions”)) that would remain incurred or issued and outstanding would not exceed $2,000.0 million. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.”

Certain Covenants	The indentures governing the Notes will contain covenants that, among other things, limit the ability of the Issuer and certain of its subsidiaries to:

•	create liens or other encumbrances on Principal Property (as defined under “Description of Notes—Certain Definitions”) in respect of indebtedness for borrowed money; and

•	merge, consolidate or sell, or otherwise dispose of, substantially all of their assets.

These covenants will be subject to a number of important limitations and exceptions that are described later in this prospectus supplement under the caption “Description of Notes—Certain Covenants.”

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include among other things, share repurchases, any dividends declared by Parent’s Board of Directors and refinancing of existing indebtedness on an ongoing basis.

Listing	The Issuer does not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system.

Denominations	The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Absence of Public Market for the Notes	The Notes will each be a new class of security for which there is no established trading market. The underwriters have advised us that certain underwriters intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. As a result, a liquid market for the Notes may not be available if you wish to sell your Notes.

Trustee	The trustee for the Notes will be Deutsche Bank Trust Company Americas.

Governing Law	The Notes, the indentures governing the Notes and the Guarantees will be governed by the laws of the State of New York.

Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and, in particular, you should carefully evaluate the specific factors under “Risk Factors” beginning on page S-7 of this prospectus supplement and those risk factors incorporated by reference herein.

RISK FACTORS

An investment in the Notes involves a high degree of risk. Prior to making a decision about investing in the Notes, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in Parent’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 2, 2024 and Parent’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024 filed on April 26, 2024 and July 31, 2024, respectively. If any of the risks described in this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or the risks described in any documents incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus, actually occur, our business, prospects, financial condition or operating results could be harmed. In such case, the trading price of the Notes could decline, and you may lose all or part of your investment.

Risks Related to this Offering and the Notes

Our substantial level of indebtedness could adversely affect our business, financial condition and operating results.

We have, and we expect that we will continue to have, a substantial amount of debt.

Assuming that on June 30, 2024, this offering had been completed, and converting balances in EUR into USD using end of period exchange rates, we would have had approximately $86.2 billion of outstanding indebtedness and other obligations, excluding letter of credit obligations, including $80.4 billion of pari passu outstanding unsecured indebtedness. Our pari passu unsecured indebtedness would consist of $2.5 billion of Notes offered hereby, $66.7 billion of Existing T-Mobile Unsecured Notes, $7.5 billion of Existing Sprint Unsecured Notes and $3.7 billion in Tower Obligations. We also would have had $7.5 billion of revolving borrowings available on an unsecured basis under the Credit Agreement. In addition, as of June 30, 2024, our effectively senior, secured indebtedness would have consisted of an aggregate principal amount of $1.8 billion of Existing Sprint Spectrum-Backed Notes, with up to $5.2 billion remaining available for issuance under the Sprint Spectrum Note Facility, and $1.3 billion of Existing ABS Notes.

Our ability to make payments on our debt, to repay our indebtedness when due and to fund our capital intensive business and operations and significant planned capital expenditures will depend on our ability to generate cash in the future. There can be no assurance that sufficient funds will be available to us under our borrowings or otherwise. Our ability to produce cash from operations is subject to a number of risks, including:

•	introduction of new products and services by us or our competitors or changes in service plans or pricing by us or our competitors;

•	customers’ acceptance of our service offerings;

•	our ability to control our costs and maintain our current cost structure; and

•	our ability to continue to grow our customer base and maintain projected levels of churn.

Our debt service obligations could have important material consequences to you, including the following:

•

limiting our ability to borrow money or sell stock to fund working capital, capital expenditures, debt service requirements, acquisitions, technological initiatives and other general corporate purposes;

•	making it more difficult for us to make payments on indebtedness and satisfy obligations under the Notes;

•

increasing our vulnerability to general economic downturns, including as a result of pandemics and other macroeconomic conditions, and industry conditions and limiting our ability to withstand competitive pressure;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the communications industry or pursuing growth opportunities;

•	limiting our ability to increase our capital expenditures to roll out new services or to upgrade our networks to new technologies, such as 5G;

•	limiting our ability to purchase additional spectrum, expand existing service areas or develop new metropolitan areas in the future;

•

reducing the amount of cash available for working capital needs, capital expenditures for existing and new markets and other corporate purposes by requiring us to dedicate a substantial portion of cash flow from operations to the payment of principal of, and interest on, indebtedness; and

•	placing us at a competitive disadvantage to competitors who are less leveraged than we are.

Any of these risks could impair our ability to fund our operations or limit our ability to obtain additional spectrum, or expand our business as planned, which could have a material adverse effect on our business, financial condition and operating results. Any such risks could also have an adverse effect on the trading prices of the Notes.

To the extent we become party to any hedging arrangements, we may be exposed to credit-related losses in the event of nonperformance by counterparties to such hedging agreements. The primary credit exposure that we would have with respect to such hedging agreements is that a counterparty will default on payments due, which could result in us having to acquire a replacement derivative from a different counterparty at a higher cost or we may be unable to find a suitable replacement. Although counterparties to any hedging agreements may be major financial institutions we would still be exposed to credit risk with these institutions. In addition, any netting and/or set off rights we may have through master netting arrangements with these counterparties may not apply to affiliates of a counterparty with whom we may have various other financial arrangements. If any financial institutions that are parties to any hedging agreements with us were to default on their payment obligations to us, declare bankruptcy or become insolvent, we may be unhedged against the underlying exposures. Any of these risks could have a material adverse effect on our business, financial condition and operating results. Additionally, if the counterparties’ and our obligations under any hedging agreements are required to be secured by cash or U.S. Treasury securities, any posting of collateral by us under such arrangements would negatively impact our liquidity. The modification or termination of any such hedging agreements could also negatively impact our liquidity or other financial metrics.

Some of our debt also has a floating rate of interest linked to various indices. If changes in the indices result in interest rate increases, debt service requirements will increase, which could adversely affect our cash flow and operating results.

In addition, any agreements we have and may continue to enter into to limit our exposure to interest rate increases may not offer complete protection from this risk, and any portion of our indebtedness not subject to such agreements would have full exposure to interest rate increases.

Any of these risks could have a material adverse effect on our business, financial condition and operating results.

Even with our current levels of indebtedness, we may incur additional indebtedness. This could further exacerbate the risks associated with our leverage.

Although we have substantial indebtedness, we may still be able to incur significantly more debt, including secured debt, as market conditions and contractual obligations permit, which could further reduce the cash available to us to invest in operations, as a result of increased debt service obligations. The terms of the agreements governing our long-term indebtedness allow for the incurrence of additional indebtedness by us and our subsidiaries, subject to specified limitations. In particular, as of June 30, 2024, we had $7.5 billion available for borrowings under the Revolving Credit Facility (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Credit Agreement”). The Notes do not limit our ability to incur unsecured indebtedness, and allow us to incur substantial secured indebtedness. The more leveraged we become, the more we, and in turn the holders of our securities, become exposed to the risks described above in the risk factor entitled “Our substantial level of indebtedness could adversely affect our business, financial condition and operating results.”

Any repurchases of our common stock under our stock repurchase program or any declaration and payment of any dividends from time to time will reduce funds available for repayment of the Notes.

On September 6, 2023, Parent’s Board of Directors authorized a stockholder return program of up to $19.0 billion through December 31, 2024 (the “2023-2024 Stockholder Return Program”). The 2023-2024 Stockholder Return Program consists of repurchases of shares of Parent’s common stock and the payment of cash dividends, with the amount available under the 2023-2024 Stockholder Return Program for share repurchases reduced by the amount of any cash dividends declared by Parent. As of June 30, 2024, Parent had used $8.1 billion to repurchase shares and paid $2.3 billion in dividends under the 2023-2024 Stockholder Return Program, leaving up to $8.7 billion available for repurchases and dividends through December 31, 2024. Parent expects to pay quarterly dividends totaling approximately $3.0 billion in 2024 and to repurchase up to approximately $7.1 billion of additional shares.

The specific timing and amount of any share repurchases, and the specific timing and amount of any dividend payments, under the 2023-2024 Stockholder Return Program will depend on prevailing share prices, general economic and market conditions, Company performance and other considerations, such as whether the Company determines that there are other uses for the funds currently authorized for the program that would be more advantageous for our business. In addition, the specific timing and amount of any dividend payments are subject to declaration on future dates by the Board in its sole discretion.

The indentures governing the Notes, the Existing T-Mobile Unsecured Notes, the Existing Sprint Unsecured Notes, the Existing ABS Notes and the Existing Sprint Spectrum-Backed Notes do not limit our ability to conduct future repurchases or declare or pay future dividends in any way. The 2023-2024 Stockholder Return Program could impact our cash flows, and any repurchases or dividends would reduce the cash and stockholders’ equity that is available to repay the Notes.

The Notes and the Guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness.

The Notes and the Guarantees will be general unsecured, unsubordinated obligations ranking effectively junior in right of payment to all existing and future secured debt of Parent, the Issuer and each Subsidiary Guarantor, to the extent of the value of the assets securing such debt. The Notes will also permit us to incur certain secured debt.

If the Issuer or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of the Issuer or that guarantor will be entitled to be paid in full from the assets of the Issuer or guarantor, as applicable, securing that debt before any payment may be made with respect to the Notes or the Guarantees of such guarantor.

Holders of the Notes will participate ratably in any remaining assets with all other holders of the Issuer’s and such guarantor’s unsecured obligations that are not by their terms subordinated to the Notes, based upon the respective amounts owed. In any of the foregoing events, there may not be sufficient assets to pay the indebtedness and other obligations owed to secured creditors and the amounts due on the Notes. As a result, holders of the Notes would likely receive less, ratably, than holders of secured obligations of the Issuer and the guarantors.

The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.

The Notes and the Guarantees will be structurally subordinated to any existing or future liabilities and other obligations of the Issuer’s or the guarantors’ non-guarantor subsidiaries, including the Existing ABS Notes, the Existing Sprint Spectrum-Backed Notes, factoring arrangements and tower obligations. Accordingly, creditors of current and future subsidiaries of the Issuer or the guarantors that are not obligors with respect to the Notes would have claims with respect to the assets of those subsidiaries that would rank structurally senior to the Notes and the Guarantees. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors would have to be satisfied prior to making any such distribution or payment to the Issuer or the applicable guarantor in respect of direct or indirect equity interests in such subsidiaries. Certain subsidiaries of the Issuer that are prohibited from providing guarantees of the Notes (such as special purpose finance entities and a reinsurance subsidiary), as well as non-wholly owned and immaterial subsidiaries, will not provide guarantees of the Notes. As of June 30, 2024, subsidiaries that will not provide guarantees of the Notes that were included in Parent’s consolidated financial statements as of such date had approximately $11.9 billion of total assets and approximately $5.2 billion in indebtedness and Tower Obligations outstanding. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.”

In order to service our debt, we will require a significant amount of cash, which may not be available to us on attractive terms or at all.

Our ability to meet existing or future debt obligations and to reduce indebtedness will depend on future performance and the other cash requirements of our businesses. Our performance, to a certain extent, is subject to general economic conditions and financial, competitive, business, political, regulatory and other factors, including third party rating agency assessments, that are beyond our control. In addition, our ability to borrow funds in the future to make payments on debt will depend on the satisfaction of covenants in the indentures governing the Notes, the Existing T-Mobile Unsecured Notes and the Existing Sprint Unsecured Notes, the Credit Agreement, other debt agreements and other agreements we may enter into in the future. Specifically, under our Credit Agreement, we need to maintain a Leverage Ratio (as defined in the Credit Agreement) of 4.50 to 1.00 or less at each fiscal quarter end. We cannot assure you that we will continue to generate sufficient cash flow from operations or that future equity issuances or borrowings will be available to us in an amount sufficient to enable us to satisfy the financial covenants under the Credit Agreement, service our debt or repay our indebtedness in a timely manner or on favorable or commercially reasonable terms, or at all. If we are unable to satisfy such financial covenants or to generate sufficient cash to timely repay our debt, our lenders could accelerate the maturity of some or all of our outstanding indebtedness. As a result, we may need to refinance all or a portion of our remaining existing indebtedness prior to its maturity. We also may need to refinance certain indebtedness. Disruptions in the financial markets, unfavorable rating agency assessments, the general amount of debt being refinanced at the same time, and our financial position and performance could make it more difficult to obtain debt or equity financing on favorable or commercially reasonable terms or at all. In addition, instability in the global financial markets has from time to time resulted in volatility in the capital markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us, or at all. Any such failure to obtain additional financing could jeopardize our ability to repay, refinance or reduce debt obligations. If we were able to obtain funds, it may not be on terms and conditions acceptable to us, which could limit or preclude our ability to pursue new opportunities, expand our service, upgrade our networks, engage in acquisitions or purchase additional spectrum, thus limiting our ability to expand our business, which could have a material adverse effect on our business, financial condition and operating results.

Further, should we need to raise additional capital, the foreign ownership restrictions mandated by the FCC, and applicable to us, could limit our ability to attract additional equity financing outside the United States.

Upon certain events including a change of control triggering event, we may be required to offer to repurchase all of the Existing T-Mobile 2013 Indenture Notes, all of the Existing T-Mobile 2020 Indenture Notes, all of the Existing Sprint Spectrum-Backed Notes and certain of the Existing Sprint Unsecured Notes and to repay amounts owing under the Credit Agreement, and we may not be able to finance such a repurchase or repayment. Not all significant transactions would constitute a change of control triggering event.

We have in the past been the subject of inquiries or offers related to potential strategic transactions (such as an acquisition of the Company), we may be the subject of such inquires or offers in the future, and we may engage in discussions or negotiations regarding such inquiries or offers that may ultimately lead to a transaction. The indentures governing the Existing T-Mobile 2013 Indenture Notes (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Existing T-Mobile Unsecured Notes”), the Existing T-Mobile 2020 Indenture Notes (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Existing T-Mobile Unsecured Notes”), the Existing Sprint Spectrum-Backed Notes and certain of the Existing Sprint Unsecured Notes (but not the Notes) provide that, upon the occurrence of certain change of control triggering events, which change of control triggering events include a change of control combined with certain ratings downgrades or withdrawals as described further below, the issuer will be required to offer to repurchase all outstanding Existing T-Mobile 2013 Indenture Notes and Existing T-Mobile 2020 Indenture Notes, all outstanding Existing Sprint Spectrum-Backed Notes and the applicable Existing Sprint Unsecured Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of Other Indebtedness and Certain Financing Transactions.” In addition, any such change of control triggering event is expected to cause an event of default under the Credit Agreement, entitling the lenders to declare all amounts outstanding thereunder to be immediately due and payable. Such a change of control would also trigger repayments with respect to our securitization transactions and capital leases. We may not have access to sufficient funds at the time of the change of control triggering event to make the required repurchases of the Existing T-Mobile 2013 Indenture Notes, the Existing T-Mobile 2020 Indenture Notes, the Existing Sprint Spectrum-Backed Notes and the applicable Existing Sprint Unsecured Notes and to repay outstanding amounts under the Credit Agreement, or contractual restrictions may not allow such repurchases or repayments.

Not all change of control transactions would trigger these repurchase or repayment obligations. Specifically, these repurchase or repayment obligations would not be triggered unless both (i) such a transaction constitutes a “Change of Control” under the applicable indenture or credit agreement and (ii) such “Change of Control” is accompanied or followed by certain downgrades or withdrawals of the credit rating with respect to the applicable notes (in the case of any such indenture) or T-Mobile USA (in the case of the Credit Agreement). In the event that we undergo a significant corporate transaction that does not constitute a change of control triggering event such other obligations generally would be permitted to remain outstanding in accordance with their terms.

The failure to purchase the Existing T-Mobile 2013 Indenture Notes, the Existing T-Mobile 2020 Indenture Notes, the Existing Sprint Spectrum-Backed Notes or the applicable Existing Sprint Unsecured Notes, as required under the respective indentures, would result in defaults under such indentures in addition to any events of default under the Credit Agreement resulting from a change of control triggering event thereunder, any of which could have material adverse consequences for us and the holders of the Notes. Any such event of default would likely trigger an event of default on other outstanding or future indebtedness.

The indentures governing our financing arrangements include or will include restrictive covenants that limit our operating flexibility.

The indentures governing the Notes, the Existing T-Mobile Unsecured Notes and the Existing Sprint Unsecured Notes, the Credit Agreement and other financing arrangements, impose (or, in the case of the indentures governing the Notes, will impose) operating and financial restrictions on us. These restrictions, subject in certain cases to customary baskets, exceptions and maintenance and incurrence-based financial tests, together with our debt service obligations, may limit our ability to engage in some transactions and pursue strategic business opportunities.

In particular, the indentures governing the Existing T-Mobile Unsecured Notes and Existing Sprint Unsecured Notes and the Credit Agreement limit, and the indentures governing the Notes will limit, our and our subsidiaries’ ability to:

•	create certain liens or other encumbrances in respect of indebtedness for borrowed money; and

•	engage in mergers, business combinations or other transactions.

In addition, the Credit Agreement also contains a financial maintenance covenant, requiring the Issuer to maintain a Leverage Ratio of 4.50 to 1.00 or less at each fiscal quarter end.

These restrictions could limit our ability to obtain debt financing, refinance or pay principal on our outstanding indebtedness, complete acquisitions for cash or indebtedness or react to business, economic, market and industry conditions and other changes in our operating environment or the economy. Any future indebtedness that we incur may contain similar or more restrictive covenants.

Any failure to comply with the restrictions of the indentures governing the Notes, the Existing T-Mobile Unsecured Notes or the Existing Sprint Unsecured Notes, the Credit Agreement or other financing agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these and other agreements, giving our lenders and other debt holders the right to terminate any commitments they had made to provide us with further funds or the right to require us to repay all amounts then outstanding plus any interest, fees, penalties or premiums. An event of default may also compel us to sell certain assets securing indebtedness under certain of these agreements. Any of these events would have a material adverse effect on our business, financial condition and operating results.

The Guarantees may be released upon the occurrence of certain events.

A guarantor will be automatically and unconditionally released from its obligations in respect of the Notes of any series:

•

in the case of a Subsidiary Guarantor, at such time as such Subsidiary Guarantor (i) is not, (ii) is released or relieved as, or (iii) ceases (or substantially concurrently will cease) to be, a borrower or guarantor under the Credit Agreement, except by or as a result of payment under such guarantee or direct obligation;

•

in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary Guarantor;

•

in the case of a Subsidiary Guarantor, if for any reason the Subsidiary Guarantor ceases to be a wholly-owned subsidiary of the Issuer; provided that any Subsidiary Guarantor that ceases to constitute a Subsidiary Guarantor or becomes an Excluded Subsidiary solely by virtue of no longer being a wholly-owned subsidiary (a “Partially Disposed Subsidiary”) shall only be released from its Note Guarantee to the extent that the other person taking an equity interest in such Partially Disposed Subsidiary is not an affiliate of the Issuer that is controlled by Parent, Deutsche Telekom or any of their respective subsidiaries or an employee of any of the foregoing;

•

upon the legal defeasance, covenant defeasance, or satisfaction and discharge of the indentures governing the Notes as provided under “Description of Notes—Legal Defeasance and Covenant Defeasance” and “Description of Notes—Satisfaction and Discharge”;

•	upon the liquidation or dissolution of any Subsidiary Guarantor, provided that no event of default under the indentures governing the Notes has occurred that is continuing;

•	upon the merger or consolidation of any guarantor with and into the Issuer or another guarantor that is the surviving person in such merger or consolidation; or

•

in the case of a Subsidiary Guarantor, if, immediately following such release and any concurrent releases of other guarantees by such Subsidiary Guarantor, the aggregate principal amount of Indebtedness for Borrowed Money (as defined under “Description of Notes—Certain Definitions”) of Subsidiaries that are not Guarantors and not Excluded Subsidiaries (excluding any indebtedness under any Permitted Receivables Financing and any indebtedness of an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement or Permitted Receivables Financing Subsidiary) that would remain incurred or issued and outstanding would not exceed $2,000.0 million.

If any such Guarantee is released, no holder of the Notes will have a claim as a creditor against the applicable guarantor, and the indebtedness and other liabilities of such former Subsidiary Guarantor will be structurally senior to the claim of any holder of the Notes. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.”

The Guarantees may be avoidable and therefore not be enforceable because of fraudulent conveyance or fraudulent transfer laws.

The Guarantees may be subject to review and potential avoidance under federal bankruptcy law or relevant state fraudulent conveyance laws if we or any guarantor file a petition for bankruptcy or our creditors file an involuntary petition for bankruptcy against us or any guarantor. Under these laws, if a court were to find that, at the time a guarantor incurred debt (including debt represented by the Guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions (including the issuance of the Guarantees);

•

was engaged in, or about to engage in, a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business as currently engaged in or contemplated; or

•

intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could avoid the Guarantee or subordinate the amounts owing under the Guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the relevant Guarantee (and, consequently, the Notes), or may receive only a partial repayment.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding, such that we cannot be certain as to the standards a court would use to determine whether or not the Issuer or the guarantors were insolvent at the relevant time or, regardless of the insolvency standard applied by the court, that such court would not determine (i) that the Issuer or a guarantor were indeed insolvent on that date, (ii) that any payments to the holders of the Notes (including under the Guarantees) did not constitute preferences, fraudulent transfers or conveyances on other grounds or (iii) whether the Notes or any Guarantees would be subordinated to the Issuer’s or any of the guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred the debt or issued the Guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive “reasonably equivalent value” (or fair consideration for) its Guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Notes. Thus, if the Guarantees were legally challenged, any Guarantee could be subject to the claim that, since the Guarantee was incurred for the benefit of the Issuer, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than “reasonably equivalent value” (or fair consideration). Therefore, if a court were to find that the applicable guarantor was insolvent or rendered insolvent by the incurrence of the Guarantee or one of the other conditions above (relating to the guarantor’s financial condition) were satisfied, the court could avoid the obligations under the Guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Notes.

If a Guarantee is avoided as a fraudulent conveyance, fraudulent transfer, or preference, or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, such a loss of a Guarantee generally will constitute an event of default under the indentures governing the Notes and the Existing T-Mobile Unsecured Notes and the Credit Agreement, which events of default would allow the relevant noteholders or lenders to accelerate the amounts due and payable thereunder, and we may not be able to pay any such amounts.

The indentures governing the Notes will contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. This provision may not be effective (as a legal matter or otherwise) to protect the Guarantees from being avoided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the Guarantee worthless. In a Florida bankruptcy court decision (which was subsequently reversed by a district court on other grounds and then reinstated by the applicable circuit court of appeals), this kind of provision was found to be ineffective to protect the Guarantees.

In addition, any payment by us pursuant to the Notes or by a guarantor under a Guarantee made at a time we or such guarantor were found to be insolvent could be avoided as a preferential transfer under the U.S. Bankruptcy Code and required to be returned to us or such guarantor or to a fund for the benefit of our or such guarantor’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any non-insider party, and such payment would give such insider or non-insider party more than such party would have received in a distribution under the U.S. Bankruptcy Code in a hypothetical Chapter 7 case, subject to applicable defenses.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes or the Guarantees to other claims against us under the principle of equitable subordination if the court determines that (1) a holder of the Notes or the Guarantees engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the Notes and (3) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.

The lenders under the Credit Agreement have the discretion to release any guarantors under the Credit Agreement in a variety of circumstances, which could cause those guarantors to be released from their guarantees of each series of the Notes.

For so long as any obligations under the Credit Agreement remain outstanding, any guarantee of the Notes may be released without action by, or consent of, any holder of the Notes, if the related guarantor is no longer a guarantor of obligations under the Credit Agreement or certain other indebtedness of the Issuer or any other guarantor (except, in each case, by or as a result of payment under such guarantee or direct obligation). See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.” The lenders under the Credit Agreement will have the discretion to release the guarantees under the Credit Agreement in a variety of circumstances. You will not have a claim as a creditor against any entity that is no longer a guarantor of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of former guarantor subsidiaries will be structurally senior to claims of holders of the Notes.

If we or existing investors sell our debt securities after this offering, the market price of the Notes could decline.

The market price of the Notes could decline as a result of our, or existing investors’, sales of the Issuer’s debt securities in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for the Issuer to sell other debt securities in the future at a time and on terms that it deems appropriate.

Assuming that on June 30, 2024, this offering had been completed, and converting balances in EUR into USD using end of period exchange rates, we would have had outstanding approximately $79.7 billion in aggregate principal amount of debt securities, maturing through 2062, $3.0 billion of which would have been senior secured debt securities and $76.7 billion of which would have been senior unsecured debt securities. Deutsche Telekom, which, as of July 26, 2024, controlled the vote of approximately 57.4% of the common stock of Parent, would have held $1.5 billion of these debt securities, maturing in 2028. We have on file an effective shelf registration statement with respect to these debt securities held by Deutsche Telekom and Deutsche Telekom could sell all or any portion of them at any time.

There is no guarantee that an active trading market for the Notes will exist or that you will be able to sell your Notes.

The Notes will each be a new class of security for which there is no established trading market. An active trading market may not develop for such Notes. Subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors. The Issuer does not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. If an active public trading market for the Notes does not develop or ceases to exist, the market price and liquidity of the Notes may be adversely affected.

The trading prices for the Notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Changes in our performance, leverage or industry, or changes in the credit ratings agencies’ ratings methodologies, could lead to ratings downgrades. Any ratings downgrade could adversely affect the trading price of the Notes, or the trading market for the Notes, to the extent a trading market for the Notes exists or develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and any fluctuation may impact the trading price of the Notes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Notes in this offering will be approximately $2.479 billion, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include among other things, share repurchases, any dividends declared by Parent’s Board of Directors and refinancing of existing indebtedness on an ongoing basis.

See “Description of Other Indebtedness and Certain Financing Transactions” for information on our outstanding indebtedness, including as to interest rate and maturity. Certain of the underwriters and/or their respective affiliates may be lenders under, or holders of, such indebtedness and would therefore receive any portion of the net proceeds of this offering used to repay such indebtedness. See “Underwriting.”

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of June 30, 2024:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and related notes thereto included in Parent’s Quarterly Report on Form 10-Q filed on July 31, 2024, which is incorporated by reference in this prospectus supplement.

	As of June 30, 2024
	Actual	As adjusted
	(in millions)
Cash and cash equivalents	$6,417	$8,896
Debt:
Unsecured T-Mobile debt
Existing T-Mobile Unsecured Notes(1)	66,692	66,692
Notes offered hereby
4.200% Senior Notes due 2029	—	700
4.700% Senior Notes due 2035	—	900
5.250% Senior Notes due 2055	—	900
Credit Agreement(2)	—	—
Tower Obligations(3)	3,725	3,725
Secured T-Mobile debt
Existing ABS Notes(4)	1,250	1,250
Unsecured Sprint debt
Existing Sprint Unsecured Notes	7,475	7,475
Secured Sprint debt
Existing Sprint Spectrum-Backed Notes(5)	1,772	1,772

Other(6)	2,762	2,741

Total debt and financing lease liabilities(7)	$83,676	$86,155
Stockholders’ equity	62,636	62,636

Total capitalization	$146,312	$148,791

(1)

Includes aggregate principal amounts of €600 million of 3.550% Senior Notes due 2029, €750 million of 3.700% Senior Notes due 2032 and €650 million of 3.850% Senior Notes due 2036 converted into USD using end of period exchange rates.

(2)	The Credit Agreement provides for revolving borrowings up to $7.5 billion.
(3)

Represents financing obligations related to the Existing T-Mobile Tower Transactions (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Existing T-Mobile Tower Transactions”).

(4)	The Existing ABS Notes are secured by approximately $1.6 billion of gross EIP receivables and future collections on such receivables.
(5)

The Existing Sprint Spectrum-Backed Notes are secured by a pool of 2.5 GHz and 1.9 GHz spectrum which has been pledged to secure indebtedness available for issuance under the Sprint Spectrum Note Facility.

(6)	Primarily consists of financing lease liabilities, other obligations, unamortized premiums, discounts, debt issuance costs, consent fees and commitment letter fees.
(7)	Amount does not include operating lease liabilities of $30.5 billion as of June 30, 2024.

DESCRIPTION OF OTHER INDEBTEDNESS AND CERTAIN FINANCING TRANSACTIONS

Existing T-Mobile Unsecured Notes

T-Mobile USA’s senior unsecured notes set forth in the tables below are currently outstanding. The indentures governing these senior unsecured notes contain covenants and other terms, including covenants that, among other things, restrict the ability of T-Mobile USA and certain of its subsidiaries to create liens or other encumbrances and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets, as well as customary events of default. These covenants and events of default are subject to a number of important qualifications and exceptions.

Existing T-Mobile 2022 Indenture Notes

T-Mobile USA’s senior notes set forth in the table below (collectively, the “Existing T-Mobile 2022 Indenture Notes”) were issued pursuant to an indenture, dated as of September 15, 2022, among T-Mobile USA, Parent and Deutsche Bank Trust Company Americas, as trustee. The Existing T-Mobile 2022 Indenture Notes are T-Mobile USA’s unsecured obligations and are guaranteed (i) initially by Parent and each wholly-owned subsidiary of T-Mobile USA that is not an excluded subsidiary and is an obligor of the Credit Agreement (as defined herein) and (ii) by any future direct or indirect subsidiary of Parent that is not a subsidiary of T-Mobile USA or any other guarantor that owns capital stock of T-Mobile USA. The guarantees are provided on a senior unsecured basis. The Notes offered hereby will be issued under the same base indenture as the Existing T-Mobile 2022 Indenture Notes.

Series	Principal Amount as of June 30, 2024(1)	Interest Payment Dates	Maturity
4.950% senior notes due 2028	$1,000,000,000	March 15 and September 15	March 15, 2028
4.800% senior notes due 2028	$900,000,000	January 15 and July 15	July 15, 2028
4.850% senior notes due 2029	$1,000,000,000	January 15 and July 15	January 15, 2029
3.550% senior notes due 2029	$643,000,000	May 8	May 8, 2029
3.700% senior notes due 2032	$803,000,000	May 8	May 8, 2032
5.200% senior notes due 2033	$1,250,000,000	January 15 and July 15	January 15, 2033
5.050% senior notes due 2033	$2,600,000,000	January 15 and July 15	July 15, 2033
5.750% senior notes due 2034	$1,000,000,000	January 15 and July 15	January 15, 2034
5.150% senior notes due 2034	$1,250,000,000	April 15 and October 15	April 15, 2034
3.850% senior notes due 2036	$696,000,000	May 8	May 8, 2036
5.650% senior notes due 2053	$1,750,000,000	January 15 and July 15	January 15, 2053
5.750% senior notes due 2054	$1,250,000,000	January 15 and July 15	January 15, 2054
6.000% senior notes due 2054	$1,000,000,000	June 15 and December 15	June 15, 2054
5.500% senior notes due 2055	$750,000,000	January 15 and July 15	January 15, 2055
5.800% senior notes due 2062	$750,000,000	March 15 and September 15	September 15, 2062

TOTAL	$16,642,000,000

(1)

Includes aggregate principal amounts of €600 million of 3.550% Senior Notes due 2029, €750 million of 3.700% Senior Notes due 2032 and €650 million of 3.850% Senior Notes due 2036 converted into USD using end of period exchange rates.

Existing T-Mobile 2020 Indenture Notes

T-Mobile USA’s senior notes set forth in the table below (collectively, the “Existing T-Mobile 2020 Indenture Notes”) were issued pursuant to an indenture, dated as of April 9, 2020, among T-Mobile USA, Parent and Deutsche Bank Trust Company Americas, as trustee. The Existing T-Mobile 2020 Indenture Notes are T-Mobile USA’s unsecured obligations and are guaranteed by Parent and each wholly-owned subsidiary of

T-Mobile USA (other than certain excluded subsidiaries) that is or becomes an obligor of the Credit Agreement or issues or guarantees certain capital markets debt securities, and any future direct or indirect subsidiary of Parent that is not a subsidiary of T-Mobile USA or any other guarantor that owns capital stock of T-Mobile USA. The guarantees are provided on a senior unsecured basis. The Existing T-Mobile 2020 Indenture Notes are subject to optional redemption and will require T-Mobile USA to offer to repurchase the Existing T-Mobile 2020 Indenture Notes if Parent or T-Mobile USA experiences certain change of control triggering events.

The Notes offered hereby will be issued under a different base indenture than the Existing T-Mobile 2020 Indenture Notes, will be different series than the Existing T-Mobile 2020 Indenture Notes, will not vote together with any of the Existing T-Mobile 2020 Indenture Notes, will not be required to be redeemed on a pro rata basis with any of the Existing T-Mobile 2020 Indenture Notes and will not trade with any of the Existing T-Mobile 2020 Indenture Notes.

Series	Principal Amount as of June 30, 2024	Interest Payment Dates	Maturity
3.500% senior notes due 2025	$3,000,000,000	April 15 and October 15	April 15, 2025
1.500% senior notes due 2026	$1,000,000,000	February 15 and August 15	February 15, 2026
3.750% senior notes due 2027	$4,000,000,000	April 15 and October 15	April 15, 2027
2.050% senior notes due 2028	$1,750,000,000	February 15 and August 15	February 15, 2028
2.400% senior notes due 2029	$500,000,000	March 15 and September 15	March 15, 2029
3.875% senior notes due 2030	$7,000,000,000	April 15 and October 15	April 15, 2030
2.550% senior notes due 2031	$2,500,000,000	February 15 and August 15	February 15, 2031
2.250% senior notes due 2031	$1,000,000,000	May 15 and November 15	November 15, 2031
2.700% senior notes due 2032	$1,000,000,000	March 15 and September 15	March 15, 2032
4.375% senior notes due 2040	$2,000,000,000	April 15 and October 15	April 15, 2040
3.000% senior notes due 2041	$2,500,000,000	February 15 and August 15	February 15, 2041
4.500% senior notes due 2050	$3,000,000,000	April 15 and October 15	April 15, 2050
3.300% senior notes due 2051	$3,000,000,000	February 15 and August 15	February 15, 2051
3.400% senior notes due 2052	$2,800,000,000	April 15 and October 15	October 15, 2052
3.600% senior notes due 2060	$1,700,000,000	May 15 and November 15	November 15, 2060

TOTAL	$36,750,000,000

Existing T-Mobile 2013 Indenture Notes

T-Mobile USA’s senior unsecured notes set forth in the table below (the “Existing T-Mobile 2013 Indenture Notes” and, together with the Existing T-Mobile 2020 Indenture Notes and the Existing T-Mobile 2022 Indenture Notes, the “Existing T-Mobile Unsecured Notes”) were issued pursuant to an indenture (the “April 2013 Indenture”), dated as of April 28, 2013, among T-Mobile USA, the other guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee. The Existing T-Mobile 2013 Indenture Notes are T-Mobile USA’s unsecured obligations, are guaranteed on a senior unsecured basis by Parent and by all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries (other than, in each case, certain designated special purpose entities, a reinsurance subsidiary and immaterial subsidiaries) and are required to be guaranteed by all of T-Mobile USA’s restricted subsidiaries that guarantee certain of T-Mobile USA’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any of T-Mobile USA’s equity interests. T-Mobile USA may, at its option, redeem some or all of the Existing T-Mobile 2013 Indenture Notes at any time on or after the dates set forth below under “Earliest Optional Redemption” at the redemption price set forth in the governing indenture, or prior to such dates at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date.

Series	Principal Amount as of June 30, 2024	Interest Payment Dates	Maturity	Earliest Optional Redemption
2.250% senior notes due 2026	$1,800,000,000	February 15 and August 15	February 15, 2026	February 15, 2023
2.625% senior notes due 2026	$1,200,000,000	April 15 and October 15	April 15, 2026	April 15, 2023
5.375% senior notes due 2027	$500,000,000	April 15 and October 15	April 15, 2027	April 15, 2022
4.750% senior notes due 2028	$1,500,000,000	February 1 and August 1	February 1, 2028	February 1, 2023
4.750% senior notes due 2028-1 held by Deutsche Telekom	$1,500,000,000	February 1 and August 1	February 1, 2028	February 1, 2023
2.625% senior notes due 2029	$1,000,000,000	February 15 and August 15	February 15, 2029	February 15, 2024
3.375% senior notes due 2029	$2,350,000,000	April 15 and October 15	April 15, 2029	April 15, 2024
2.875% senior notes due 2031	$1,000,000,000	February 15 and August 15	February 15, 2031	February 15, 2026
3.500% senior notes due 2031	$2,450,000,000	April 15 and October 15	April 15, 2031	April 15, 2026

TOTAL	$13,300,000,000

The Notes offered hereby will be issued under a different base indenture than the Existing T-Mobile 2013 Indenture Notes, will be different series than the Existing T-Mobile 2013 Indenture Notes, will not vote together with any of the Existing T-Mobile 2013 Indenture Notes, will not be required to be redeemed on a pro rata basis with any of the Existing T-Mobile 2013 Indenture Notes and will not trade with any of the Existing T-Mobile 2013 Indenture Notes.

Existing Sprint Unsecured Notes

The Sprint Capital Corporation and Sprint notes set forth in the table below (collectively, the “Existing Sprint Unsecured Notes”) are currently outstanding. The Existing Sprint Unsecured Notes are the applicable issuer’s unsecured obligations and are guaranteed on a senior unsecured basis (i) by Parent, T-Mobile USA and Sprint Communications, in the case of notes issued by Sprint and (ii) by Parent, T-Mobile USA, Sprint and Sprint

Communications in the case of notes issued by Sprint Capital Corporation. The issuer may, at its option, redeem some or all of the Existing Sprint Unsecured Notes at any time at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date.

Series	Principal Amount as of June 30, 2024	Interest Payment Dates	Maturity
Sprint Capital Corporation notes
6.875% senior notes due 2028	$2,475,000,000	May 15 and November 15	November 15, 2028
8.750% senior notes due 2032	$2,000,000,000	March 15 and September 15	March 15, 2032

Sprint notes
7.625% senior notes due 2025	$1,500,000,000	February 15 and August 15	February 15, 2025
7.625% senior notes due 2026	$1,500,000,000	March 1 and September 1	March 1, 2026

TOTAL	$7,475,000,000

The 6.875% senior notes due 2028 and the 8.750% senior notes due 2032 were issued pursuant to an indenture, dated as of October 1, 1998 (the “1998 Sprint Indenture”), among Sprint Capital Corporation, Sprint and Bank of New York Mellon Trust Company, N.A., as successor to Bank One, N.A., as trustee. The 7.625% senior notes due 2025 and the 7.625% senior notes due 2026 were issued pursuant to an indenture, dated as of September 11, 2013 (the “2013 Sprint Indenture” and collectively with the 1998 Sprint Indenture, the “Existing Sprint Indentures”), among Sprint and The Bank of New York Mellon Trust Company, N.A., as trustee.

The Existing Sprint Indentures, as amended and supplemented with respect to the Existing Sprint Unsecured Notes, contain covenants and other terms, including covenants that, among other things, restrict the ability of Sprint and certain of its subsidiaries to create liens or other encumbrances, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The Existing Sprint Indentures, as so amended and supplemented, also contain customary events of default. These covenants and events of default are subject to a number of important qualifications and exceptions.

Existing Sprint Spectrum Note Facility

The notes set forth in the table below (the “Existing Sprint Spectrum-Backed Notes”) are currently outstanding under Sprint’s $7.0 billion spectrum securitization program (the “Sprint Spectrum Note Facility”) and were issued through a group of bankruptcy-remote special purpose entities (the “Existing Sprint Spectrum Note Entities”) formed for such transaction, each of which are wholly-owned by T-Mobile and non-guarantor “Restricted Subsidiaries” under the indentures governing the Notes, the Existing T-Mobile Unsecured Notes and the Credit Agreement.

The Existing Sprint Spectrum-Backed Notes are secured by a pool of 2.5 GHz and 1.9 GHz spectrum which has been pledged to secure indebtedness available under the Sprint Spectrum Note Facility (the “Sprint Spectrum Portfolio”).

Additional credit enhancement includes a letter of credit supporting an 18-month interest and expense reserve and a pledge of the payment obligations under the Existing Sprint Spectrum Lease.

The Sprint Spectrum Note Facility currently allows for the incurrence of up to $7.0 billion of indebtedness. However, the size of the Sprint Spectrum Note Facility may be increased, subject to the applicable covenants and limitations in the documentation governing the Company’s indebtedness outstanding from time to time.

The Existing Sprint Spectrum-Backed Notes are initially paid with interest-only payments, followed by amortizing quarterly principal payments, over the periods specified in the table below. The issuers may optionally prepay the outstanding principal amount of all or any tranche of the Existing Sprint Spectrum-Backed Notes in whole on any business day or in part on any payment date, without any obligation to prepay the Existing Sprint Spectrum-Backed Notes of another series or tranche proportionately or otherwise, at a price equal to 100% of the aggregate principal amount of the Existing Sprint Spectrum-Backed Notes prepaid plus accrued and unpaid interest, if any, to the applicable prepayment date, plus, in the case of any such optional prepayment at any time before the date that is one year prior to the anticipated repayment date set forth in the table below, a specified “make-whole” prepayment premium.

Tranche	Principal Amount as of June 30, 2024	Payment Dates	Interest- Only Payments	Amortizing Principal Payments	Anticipated Repayment Date
Series 2018-1 4.738% Senior Secured Notes, Class A-1	$393,750,000	March 20, June 20, September 20 and December 20	June 2018 through March 2021	June 2021 through March 2025	March 20, 2025
Series 2018-1 5.152% Senior Secured Notes, Class A-2	$1,378,125,000	March 20, June 20, September 20 and December 20	June 2018 through March 2023	June 2023 through March 2028	March 20, 2028

TOTAL	$1,771,875,000

Sprint Communications leases the Sprint Spectrum Portfolio from the Existing Sprint Spectrum Note Entities and these lease payments are used to service the indebtedness under the Existing Sprint Spectrum-Backed Notes (the “Existing Sprint Spectrum Lease”).

Each Existing Sprint Spectrum Note Entity is a separate legal entity with its own separate creditors that would be entitled, prior to and upon the liquidation of the Existing Sprint Spectrum Note Entity, to be satisfied out of the Existing Sprint Spectrum Note Entity’s assets prior to any assets of the Existing Sprint Spectrum Note Entity becoming available to its parent entities (including T-Mobile). Accordingly, the assets of the Existing Sprint Spectrum Note Entities would not be available to satisfy the debts and other obligations owed to other creditors of T-Mobile until the obligations of the Existing Sprint Spectrum Note Entities (including under the Existing Sprint Spectrum-Backed Notes) are paid in full.

As the Existing Sprint Spectrum Note Entities are wholly-owned subsidiaries of T-Mobile, these entities will be consolidated and all intercompany activity will be eliminated for accounting purposes.

Credit Agreement

T-Mobile USA is party to an Amended and Restated Credit Agreement (the “Credit Agreement”) by and among T-Mobile USA, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders, swingline lenders and L/C issuers party thereto, providing for a $7.5 billion revolving credit facility (the “Revolving Credit Facility”), including a letter of credit sub-facility of up to $1.5 billion and a swingline loan sub-facility of up to $500 million.

Commitments under the Revolving Credit Facility will mature on October 17, 2027, except as otherwise extended or replaced. T-Mobile USA may repay amounts borrowed, reborrow and/or terminate the commitments under the Revolving Credit Facility (in whole or part) at any time without premium or penalty.

Borrowings under the Credit Agreement will bear interest based upon the applicable benchmark rate, depending on the type of loan and, in some cases, T-Mobile USA’s election, plus a margin. The benchmark rates consist of (i) the Base Rate, (ii) Adjusted Term SOFR, (iii) the EURIBO Rate, (iv) Daily Simple SONIA, (v) the CDO Rate or (vi) Daily Simple SARON, each as described in the Credit Agreement. Applicable margins range from (x) 0.00% to 0.125% in the case of Base Rate Loans (as defined in the Credit Agreement) and (y) 0.875% to 1.125% in the case of Term Benchmark Loans and RFR Loans (each as defined in the Credit Agreement), in each case depending on the credit rating of T-Mobile USA’s senior unsecured long-term debt (the “Applicable Debt Rating”).

T-Mobile USA will pay an unused commitment fee, calculated quarterly in arrears, at a rate per annum ranging from 0.075% to 0.125% depending on the Applicable Debt Rating.

T-Mobile USA’s obligations under the Credit Agreement are guaranteed by Parent and by all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries (other than certain excluded subsidiaries, including certain designated special purpose finance vehicle entities, insurance subsidiaries and immaterial subsidiaries). The obligations under the Credit Agreement are not secured by any assets of T-Mobile USA, Parent or any of their subsidiaries.

Subject to customary exceptions, the Credit Agreement contains certain limitations on the ability of T-Mobile USA and its restricted subsidiaries to engage in certain activities, including incurrence of liens and consolidations and mergers. The Credit Agreement also contains a financial maintenance covenant, requiring T-Mobile USA to maintain a Leverage Ratio of 4.50 to 1.00 or less at each fiscal quarter end.

Under the Credit Agreement, a Change of Control (as defined in the Credit Agreement) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) within a certain period by at least two out of three of Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), Moody’s Investors Services, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”), where our corporate rating on any day during such period is below the rating by each such rating agency in effect immediately preceding the change of control shall constitute an event of default; provided that in making the relevant decision(s) referred to above to downgrade such ratings, the relevant rating agency announces publicly or confirms in writing during such period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such change of control; provided, further, that, notwithstanding the foregoing, no event of default shall occur under the Credit Agreement if at the time of the applicable downgrade, our corporate rating by at least two out of three of S&P, Moody’s and Fitch is investment grade. If such a change of control accompanied by a downgrade were to occur, we may not have sufficient funds to pay the amounts owing under our Credit Agreement and may be required to obtain third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all.

The Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of certain representations and warranties, cross defaults to certain indebtedness, certain events of bankruptcy and insolvency, certain judgments, a change of control coupled with a ratings downgrade, certain ERISA events and the invalidity of the loan documents. If an event of default occurs and is not cured within any applicable grace period or is not waived, the administrative agent and the lenders will be entitled to take various actions, including, without limitation, the acceleration of amounts due thereunder.

Commercial Paper Program

On July 25, 2023, T-Mobile established an unsecured short-term commercial paper program with the ability to borrow up to $2.0 billion from time to time. This program supplements T-Mobile’s other available external financing arrangements and proceeds are expected to be used for general corporate purposes. As of June 30, 2024, there was no outstanding balance under this program.

Existing Asset-Backed Securities Facilities

On October 12, 2022, a subsidiary of T-Mobile USA issued $750 million of 4.910% Class A senior asset-backed notes (the “Existing 4.910% ABS Notes”) to third-party investors in a private placement transaction and on February 14, 2024, a subsidiary of T-Mobile USA issued $500 million of 5.050% Class A senior asset-backed notes (collectively with the 4.910% ABS Notes, the “Existing ABS Notes”). The Existing ABS Notes are secured by approximately $1.6 billion of gross EIP receivables and future collections on such receivables. The Existing ABS Notes issued and the assets securing this debt are included on T-Mobile’s Consolidated Balance Sheets.

In connection with issuing the Existing ABS Notes, T-Mobile formed a wholly owned subsidiary, which qualifies as a bankruptcy remote entity (the “ABS BRE”), and trusts (collectively, the “ABS Trusts” and together with the ABS BRE, the “ABS Entities”), in which the ABS BRE holds a residual interest. The ABS BRE’s residual interest in the ABS Trusts represents the rights to all funds not needed to make required payments on the Existing ABS Notes and other related payments and expenses.

Under the terms of the Existing ABS Notes, T-Mobile’s wholly owned subsidiary, T-Mobile Financial LLC (“FinCo”), and certain of T-Mobile’s other wholly owned subsidiaries (collectively, the “Originators”) transfer EIP receivables to the ABS BRE, which in turn transfers such receivables to the ABS Trusts, which issued the Existing ABS Notes. The Class A senior Existing ABS Notes have an expected weighted average life of approximately 2.5 years. Under the terms of each transaction, there is a two-year revolving period during which the Originators may transfer additional receivables to the ABS Entities as collections on the receivables are received. The third-party investors in the Class A senior Existing ABS Notes have legal recourse only to the assets of the respective ABS issuers securing the respective Existing ABS Notes and do not have any recourse to T-Mobile with respect to the payment of principal and interest. The receivables transferred to the ABS issuers will only be available for payment of the respective Existing ABS Notes and other obligations arising from the transactions and will not be available to pay any obligations or claims of T-Mobile’s creditors.

Under parent support agreements, T-Mobile has agreed to guarantee the performance of the obligations of FinCo, which will continue to service the receivables, and the other T-Mobile entities participating in the transactions to the ABS issuers. However, T-Mobile does not guarantee any principal or interest on the Existing ABS Notes or any payments on the underlying EIP receivables.

Existing T-Mobile Tower Transactions

In 2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 6,200 tower sites (“CCI Lease Sites”) via a master prepaid lease with site lease terms ranging from 23 to 37 years (“2012 Tower Transaction”). CCI has fixed-price purchase options for the CCI Lease Sites totaling approximately $2.0 billion, exercisable annually on a per-tranche basis at the end of the lease term during the period from December 31, 2035, through December 31, 2049. If CCI exercises its purchase option for any tranche, it must purchase all the towers in the tranche. T-Mobile leases back a portion of the space at certain tower sites.

Prior to the Merger, Sprint entered into a lease-out and leaseback arrangement with Global Signal Inc., a third party that was subsequently acquired by CCI, that conveyed to CCI the exclusive right to manage and operate approximately 6,400 tower sites (“Master Lease Sites”) via a master prepaid lease. These agreements were assumed upon the close of the Merger, at which point the remaining term of the lease-out was approximately 17 years with no renewal options. CCI has a fixed price purchase option for all (but not less than all) of the leased or subleased sites for approximately $2.3 billion, exercisable one year prior to the expiration of the agreement and ending 120 days prior to the expiration of the agreement. T-Mobile leases back a portion of the space at certain tower sites.

On January 3, 2022, T-Mobile entered into an agreement (the “Crown Agreement”) with CCI. The Crown Agreement extends the current term of the leasebacks by up to 12 years and modifies the leaseback payments for both of the tower lease arrangements. As a result of the Crown Agreement, there was an increase in T-Mobile’s financing obligation as of the effective date of the agreement of approximately $1.2 billion, with a corresponding decrease to Other long-term liabilities associated with unfavorable contract terms. The modification resulted in a revised interest rate under the effective interest method for the tower obligations: 11.6% for the Existing CCI Tower Lease Arrangement and 5.3% for the Acquired CCI Tower Lease Arrangement. There were no changes made to either of T-Mobile’s master prepaid leases with CCI.

Off-Balance Sheet Arrangements

T-Mobile has factoring arrangements, as amended from time to time, to sell certain EIP accounts receivable and service accounts receivable on a revolving basis as a source of additional liquidity. In 2015, T-Mobile entered into the EIP sale arrangement, which is a revolving facility and currently has a maximum funding commitment of $1.3 billion and on November 14, 2023, T-Mobile extended the scheduled expiration date to November 18, 2024. As of June 30, 2024, the EIP sale arrangement provided funding of $1.3 billion. In 2014, T-Mobile entered into the service accounts receivable arrangement which is also a revolving facility and currently has a maximum funding commitment of $950 million, and on February 27, 2024, extended the scheduled expiration date to February 25, 2025. As of June 30, 2024, the service accounts receivable arrangement provided funding of $775 million. As of June 30, 2024, T-Mobile derecognized net receivables of $2.3 billion upon sale through these arrangements. These arrangements are not reflected on Parent’s consolidated balance sheet.

DESCRIPTION OF NOTES

General

T-Mobile USA, Inc., a Delaware corporation (the “Issuer”), is issuing: $700,000,000 in aggregate principal amount of 4.200% Senior Notes due 2029 (the “2029 Notes”), $900,000,000 in aggregate principal amount of 4.700% Senior Notes due 2035 (the “2035 Notes”) and $900,000,000 in aggregate principal amount of 5.250% Senior Notes due 2055 (the “2055 Notes,” and together with the 2029 Notes and the 2035 Notes, the “Notes”).

The Notes will be issued under a base indenture (the “Base Indenture”), dated as of September 15, 2022, among the Issuer, Parent and Deutsche Bank Trust Company Americas, as trustee (together with its successors and assigns, the “Trustee”), as supplemented (i) with respect to the 2029 Notes by a supplemental indenture dated as of the settlement date of the 2029 Notes (the “2029 Notes Supplemental Indenture”), (ii) with respect to the 2035 Notes by a supplemental indenture dated as of the settlement date of the 2035 Notes (the “2035 Notes Supplemental Indenture”) and (iii) with respect to the 2055 Notes by a supplemental indenture dated as of the settlement date of the 2055 Notes (the “2055 Notes Supplemental Indenture” and each of the 2029 Notes Supplemental Indenture, the 2035 Notes Supplemental Indenture and the 2055 Notes Supplemental Indenture, with respect to the applicable series, the “Supplemental Indenture”) among the Issuer, Parent, the Subsidiary Guarantors, the Trustee, Deutsche Bank Trust Company Americas, as paying agent and Deutsche Bank Trust Company Americas, as registrar and transfer agent. In this Description of Notes, the term “Indenture” refers to the Base Indenture as supplemented separately by the Supplemental Indenture for the applicable series of Notes. The terms of the Notes of each series include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this Description of Notes, (i) the “Issuer” refers only to T-Mobile USA, Inc. and not to any of its Subsidiaries and (ii) “Parent” refers only to T-Mobile US, Inc. and not to any of its Subsidiaries (unless a successor Person shall have become the “Issuer” or “Parent” in accordance with the applicable provisions of the Indenture, if any, and thereafter the “Issuer” or “Parent” shall mean such successor Person).

The obligations and covenants of the Issuer described in this Description of Notes are only of the Issuer, and not of Parent. Although Parent is a guarantor of the Notes, Parent and any of its Subsidiaries that are not the Issuer or the Issuer’s Subsidiaries are generally not subject to any of the obligations and covenants described hereunder.

The following description is a summary of the material provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge you to read the Indenture in its entirety because it, and not this Description of Notes, defines your rights as a holder of the Notes. For more information on how you can obtain a copy of the Base Indenture and the Supplemental Indentures, see “Where You Can Find More Information.” You can find the definitions of certain terms used in this Description of Notes under the caption “—Certain Definitions” below. Certain defined terms used in this Description of Notes but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a Note will be treated as the owner of such Note for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes of each series:

•	will be general unsecured, unsubordinated obligations of the Issuer;

•	will be senior in right of payment to any future indebtedness of the Issuer to the extent that such future indebtedness provides by its terms that it is subordinated in right of payment to the Notes;

•

will rank equal in right of payment with any of the Issuer’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, the obligations under the Credit Agreement, the Existing T-Mobile Unsecured Notes, the Existing Sprint Unsecured Notes and the Tower Obligations;

•	will be effectively subordinated to all existing and future secured indebtedness of the Issuer, to the extent of the value of the Issuer’s assets securing such indebtedness;

•

will be structurally subordinated to all of the liabilities and other obligations of the Issuer’s subsidiaries that are not obligors with respect to the Notes, including the Existing ABS Notes, the Existing Sprint Spectrum-Backed Notes, factoring arrangements and tower obligations; and

•	will be unconditionally guaranteed on a senior unsecured basis by Parent and the Subsidiary Guarantors.

See “Risk Factors—Risks Related to this Offering and the Notes—The Notes and the Guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness” and “Risk Factors—Risks Related to this Offering and the Notes—The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.”

Assuming that on June 30, 2024, this offering had been completed, and converting balances in EUR into USD using end of period exchange rates, we would have had approximately $86.2 billion of outstanding indebtedness and other obligations, excluding letter of credit obligations, including $80.4 billion of pari passu outstanding unsecured indebtedness. Our pari passu unsecured indebtedness would consist of $2.5 billion of Notes offered hereby, $66.7 billion of Existing T-Mobile Unsecured Notes, $7.5 billion of Existing Sprint Unsecured Notes and $3.7 billion in Tower Obligations. We also would have had $7.5 billion of revolving borrowings available on an unsecured basis under the Credit Agreement. Our effectively senior, secured indebtedness would consist of an aggregate principal amount of $1.8 billion of Existing Sprint Spectrum-Backed Notes outstanding, with up to $5.2 billion remaining available for issuance under the Sprint Spectrum Note Facility (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Existing Sprint Spectrum Note Facility”), and an aggregate principal amount of $1.3 billion of Existing ABS Notes.

As of June 30, 2024, subsidiaries that will not provide guarantees of the Notes that were included in Parent’s consolidated financial statements as of such date had approximately $11.9 billion of total assets and approximately $5.2 billion of indebtedness and Tower Obligations outstanding.

The Note Guarantees

The Notes will be guaranteed (i) initially by Parent and any Wholly-Owned Subsidiary of the Issuer that (x) is not an Excluded Subsidiary and (y) is an obligor under the Credit Agreement and (ii) by any future direct or indirect Subsidiary of Parent that is not a Subsidiary of the Issuer or any other Guarantor that directly or indirectly owns Capital Stock of the Issuer. The initial guarantors are expected to include the Issuer’s Domestic Subsidiaries that are Wholly-Owned Subsidiaries of the Issuer (other than special purpose securitization entities, Immaterial Subsidiaries and the Reinsurance Entity), including each of Sprint and its Subsidiaries that meet the foregoing requirements. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to this Offering and the Notes—The Guarantees may be avoidable and therefore not be enforceable because of fraudulent conveyance or fraudulent transfer laws.”

Each Note Guarantee of the Notes by a Guarantor:

•	will be a general unsecured, unsubordinated obligation of such Guarantor;

•

will be senior in right of payment to any future indebtedness of that Guarantor to the extent that such future indebtedness provides by its terms that it is subordinated in right of payment to such Guarantor’s Note Guarantee;

•

will be equal in right of payment with any of the Guarantor’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, obligations under the Credit Agreement, the Existing T-Mobile Unsecured Notes and the Existing Sprint Unsecured Notes;

•	will be effectively subordinated to any Guarantor’s existing and future secured indebtedness to the extent of the value of the assets of such Guarantor securing such indebtedness; and

•

will be structurally subordinated to all of the indebtedness and other obligations of any Subsidiaries of such Guarantor that are not obligors with respect to the Notes. See “Risk Factors—Risks Related to this Offering and the Notes—The Notes and the Guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness” and “Risk Factors—Risks Related to this Offering and the Notes—The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.”

In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay their trade creditors and the holders of their other debt and obligations before they will be able to distribute any of their assets to the Issuer.

The Note Guarantee of a Guarantor will be automatically and unconditionally released in respect of the Notes of any series:

(1)

only in the case of a Subsidiary Guarantor, at such time as such Subsidiary Guarantor (i) is not, (ii) is released or relieved as, or (iii) ceases (or substantially concurrently will cease) to be, a borrower or guarantor under the Credit Agreement, except by or as a result of payment under such guarantee or direct obligation;

(2)

only in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary Guarantor;

(3)

only in the case of a Subsidiary Guarantor, if for any reason such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary of the Issuer; provided, that any Subsidiary Guarantor that ceases to constitute a Subsidiary Guarantor or becomes an Excluded Subsidiary solely by virtue of no longer being a Wholly-Owned Subsidiary (a “Partially Disposed Subsidiary”) shall only be released from its Note Guarantee to the extent that the other person taking an equity interest in such Partially Disposed Subsidiary is not an affiliate of the Issuer that is controlled by Parent, Deutsche Telekom or any of their respective subsidiaries or an employee of any of the foregoing;

(4)

upon the legal defeasance, covenant defeasance, or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;

(5)	upon the liquidation or dissolution of any Subsidiary Guarantor, provided that no Event of Default has occurred that is continuing;

(6)	upon the merger or consolidation of any Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger or consolidation; or

(7)

in the case of a Subsidiary Guarantor, if, immediately following such release and any concurrent releases of other Guarantees by such Subsidiary Guarantor, the aggregate principal amount of Indebtedness for Borrowed Money of Subsidiaries that are not Guarantors and not Excluded Subsidiaries (excluding any Indebtedness under any Permitted Receivables Financing and any Indebtedness of an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement or Permitted Receivables Financing Subsidiary) that would remain incurred or issued and outstanding would not exceed $2,000.0 million.

Principal, Maturity and Interest

The Issuer will issue $2,500,000,000 in aggregate principal amount of Notes in this offering, of which $700,000,000 in aggregate principal amount will be 2029 Notes, $900,000,000 in aggregate principal amount will be 2035 Notes and $900,000,000 in aggregate principal amount will be 2055 Notes.

The Issuer may issue further additional Notes of any series from time to time, and such additional Notes of such series may be issued under the Base Indenture as supplemented either by the Supplemental Indenture for such series of Notes or one or more other supplemental indentures. Any issuance of additional Notes is subject to all of the covenants in the Indenture. The Notes of any series and any additional Notes of such series subsequently issued will be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that any additional Notes that are not fungible with the Notes of any series (or with any other additional Notes of that series) for U.S. federal income tax purposes will have a separate CUSIP, ISIN, common code or other identifying number, as applicable.

The Issuer will issue Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2029 Notes will mature on October 1, 2029, the 2035 Notes will mature on January 15, 2035 and the 2055 Notes will mature on June 15, 2055.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. If an interest payment date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest shall accrue for the intervening period. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the 2029 Notes will accrue at the rate of 4.200% per annum. Interest on the 2029 Notes will be payable semiannually in arrears on April 1 and October 1, commencing on April 1, 2025. The Issuer will make each interest payment to the holders of record of the 2029 Notes on the immediately preceding March 15 or September 15 (whether or not a Business Day).

Interest on the 2035 Notes will accrue at the rate of 4.700% per annum. Interest on the 2035 Notes will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2025. The Issuer will make each interest payment to the holders of record of the 2035 Notes on the immediately preceding January 1 or July 1 (whether or not a Business Day).

Interest on the 2055 Notes will accrue at the rate of 5.250% per annum. Interest on the 2055 Notes will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2024. The Issuer will make each interest payment to the holders of record of the 2055 Notes on the immediately preceding June 1 or December 1 (whether or not a Business Day).

Payments of principal of and interest on the Notes issued in book-entry form or definitive form, if any, will be made as described below under the caption “—Methods of Receiving Payments on the Notes.”

Each series of Notes initially will be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”).

Listing

The Issuer does not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system.

Methods of Receiving Payments on the Notes

If a holder of a definitive note has given wire transfer instructions to the Issuer and the Issuer is the paying agent, the Issuer will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions until given written notice to the contrary. All other payments on the Notes will be made at the Corporate Trust Office of the Trustee, unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the books and records of the registrar.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent, registrar and transfer agent where Notes may be presented for payment. The Issuer may change the paying agent, registrar or transfer agent without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

A holder of a definitive note may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes relating to, arising out of, or in connection with such transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

As market conditions warrant, the Issuer and its affiliates may from time to time seek to purchase their outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing such indebtedness, any purchases made by the Issuer may be funded by the use of cash on its balance sheet or the incurrence of new secured or unsecured debt, including borrowings under credit facilities. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series.

Optional Redemption

Prior to the applicable Par Call Date with respect to each series of Notes, the Issuer may redeem the Notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming that such Notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below) plus 15 basis points in the case of the 2029 Notes, 15 basis points in the case of the 2035 Notes and 20 basis points in the case of the 2055 Notes less (b) unpaid interest accrued to the date of redemption (any excess of the amount described in this bullet point over the amount described in the immediately preceding bullet point, the “Make-Whole Premium”);

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date with respect to each series of Notes, the Issuer may redeem the Notes of such series, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means (i) with respect to the 2029 Notes, September 1, 2029 (one month prior to the maturity date of such 2029 Notes), (ii) with respect to the 2035 Notes, October 15, 2034 (three months prior to the maturity date of such 2035 Notes) and (iii) with respect to the 2055 Notes, December 15, 2054 (six months prior to the maturity date of such 2055 Notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date, and one with a maturity date following such Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

The Trustee shall have no responsibility whatsoever for calculating the redemption price for any Note.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes of a series or portions thereof called for redemption on the applicable redemption date. At or before 10:00 a.m. (New York time) on the redemption date, the Issuer will deposit with the Trustee or a paying agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes of a series are to be redeemed, the Notes of such series to be redeemed shall be selected in accordance with the procedures of DTC.

For the avoidance of doubt, the requirement to pay any Make-Whole Premium shall not arise in connection with any recovery of amounts due as a result of any breach of any covenant contained in the Indenture or the applicable Notes except where the transaction resulting in such breach was consummated with the intent to breach such covenant.

Prescription

Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the Notes must be commenced within six years after the payment thereof is due; thereafter our payment obligations will generally become unenforceable. In addition, the Indenture will prohibit the Trustee and the holders from accelerating the obligations under the Notes with respect to or as a result of an Event of Default consisting of any action taken, and reported publicly or to holders of Notes, more than two years prior to the declaration of such acceleration.

Selection and Notice

If less than all of the Notes of a series are to be redeemed, the Trustee will select Notes of such series for redemption on a pro rata or by lot basis unless otherwise required by law or applicable stock exchange or depositary requirements.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent electronically or mailed by first class mail at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes of a series or a satisfaction and discharge of the Indenture with respect to such series. Any such notice of redemption may, at the Issuer’s discretion, state that such redemption is subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of Indebtedness or other corporate transaction or event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed). In addition, the Issuer may provide in such notice that payment of the redemption and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. If in definitive form, a new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original note. Except to the extent that a notice of redemption is conditional, Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain Covenants

Liens

The Issuer will not, and will not permit any Material Subsidiary to, directly or indirectly, create, incur or assume any Lien securing Indebtedness for Borrowed Money upon any of its or any Material Subsidiary’s Principal Property or upon Capital Stock or Indebtedness of any Material Subsidiary that directly owns any Principal Property, except Permitted Liens, unless the Notes are equally and ratably secured with (or, at the Issuer’s option, on a senior basis to) the Indebtedness for Borrowed Money so secured. Any Lien created for the benefit of the holders of the Notes pursuant to this paragraph is required to provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to such Lien created for the benefit of the holders of the Notes.

For purposes of determining compliance with this “Liens” covenant, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this “Liens” covenant and the definition of “Permitted Liens.”

Merger, Consolidation or Sale of Assets

The Issuer will not: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of (including, in each case, by way of division) all or substantially all of the properties and assets of the Issuer and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)

the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, the payment of the principal of and any premium and interest on the Notes and the performance or observance of every covenant of the Indenture on the part of the Issuer to be performed or observed; and

(3)	immediately after such transaction, no Default or Event of Default exists.

Upon any consolidation or merger, or any sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the properties and assets of the Issuer and its Subsidiaries, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, this “Merger, Consolidation or Sale of Assets” covenant, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, lease, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, the Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under the Indenture with the same effect as if such successor Person had been named as the Issuer therein. When the successor Person assumes all of the Issuer’s obligations under the Indenture, the Issuer shall be discharged from its obligations under the Indenture, including the obligation to pay the principal of or interest or premium, if any, on the Notes.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to (and the following shall be permitted notwithstanding such covenant):

(1)

a merger of the Issuer with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating the Issuer in another jurisdiction in the United States so long as the amount of Indebtedness of the Issuer and its Subsidiaries is not increased thereby; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Subsidiaries.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Parent will file a copy of each of the Parent reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods (including all applicable extension periods) specified in the SEC rules and regulations applicable to such reports (unless the SEC will not accept such a filing):

(1)

all quarterly and annual financial reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Parent were required to file such reports;

provided that the availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy the Issuer’s delivery obligations to the Trustee and any holder of Notes.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if Parent is not required under the rules and regulations of the SEC to file such reports with the SEC for public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall only be required to include the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as, the same or substantially similar information or disclosure is also included or incorporated by reference in this prospectus supplement pursuant to which the Notes were offered and sold. The Issuer will comply with §314(a) of the Trust Indenture Act.

If the SEC will not accept Parent’s filings for any reason, the Issuer will post the reports referred to in the preceding paragraphs on its website, on intralinks.com or another website within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods).

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under “—Events of Default and Remedies” until 150 days after the receipt of the written notice delivered thereunder.

For so long as any Notes remain outstanding, if at any time Parent is not required to file with the SEC the reports required by the preceding paragraphs, the Issuer will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”).

Delivery of such reports, information or documents to the Trustee shall be considered for informational purposes only, and the Trustee’s receipt of such reports shall not constitute notice or actual knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an officer’s certificate).

Events of Default and Remedies

Each of the following is an “Event of Default” in respect of the Notes of a series:

(1)	default for 30 days in the payment when due of interest on the Notes of such series;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes of such series;

(3)

failure by the Issuer or any of its Subsidiaries for 30 days after notice to the Issuer by the Trustee or the holders of at least 30% in aggregate principal amount of the Notes of such series then outstanding voting as a single class to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)

failure by the Issuer or any of its Subsidiaries for 90 days after notice to the Issuer by the Trustee or the holders of at least 30% in aggregate principal amount of the Notes of such series then outstanding voting as a single class to comply with any of the other agreements in the Indenture (other than those described in clauses (1), (2) and (3) above);

(5)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries (or any of its Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which Indebtedness for borrowed money is guaranteed by the Issuer or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness at the later of final maturity and the expiration of any related applicable grace period (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to the greater of $1,500.0 million and 0.675% of Consolidated Total Assets of Parent determined on a pro forma basis for acquisitions, dispositions and Pro Forma Transactions or more, in each case for so long as such failure or acceleration is continuing;

(6)

failure by the Issuer or any of its Significant Subsidiaries (or any of its Subsidiaries that together would constitute a Significant Subsidiary) to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of an amount equal to the greater of $1,500.0 million and

0.675% of Consolidated Total Assets of Parent determined on a pro forma basis for acquisitions, dispositions and Pro Forma Transactions (to the extent not covered by indemnities or insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(7)

the Issuer or any of its Significant Subsidiaries, or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case or proceeding;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a custodian of it or for all or substantially all of its property;

(d) makes a general assignment for the benefit of its creditors; or

(e) generally is not paying its debts as they become due;

(8)	a court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer in an involuntary case;

(b) appoints a custodian of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(c) orders the liquidation of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer;

(d) and the final order or decree remains unstayed and in effect for 60 consecutive days; and

(9)

except as permitted by the Indenture, (a) any Note Guarantee of a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer with respect to Notes of such series (i) is held in any judicial proceeding to be unenforceable or invalid or (ii) ceases for any reason to be in full force and effect, or (b) any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer, all outstanding Notes of such series will become due and payable immediately without further action or notice. However, the effect of such provisions may be limited by applicable laws. If any other Event of Default occurs and is continuing with respect to any series of Notes, the Trustee or the holders, with a copy to the Trustee, of at least 30% in aggregate principal amount of the then outstanding Notes of such series may declare all the Notes of such series to be due and payable immediately; provided that no such declaration may be made with respect to or as a result of any action taken, and reported publicly or to holders of Notes, more than two years prior to such declaration.

Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding Notes of such series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default in the payment of the principal of, or the interest or premium, if any, on the Notes of such series.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture or the Notes Documents at the request or direction of any holders of Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, a holder may pursue a remedy with respect to the Indenture or the Notes of any series only if:

(1)	such holder gives to the Trustee written notice that an Event of Default is continuing;

(2)

holders of at least 30% in aggregate principal amount of the then outstanding Notes of the applicable series have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

(3)

such holder or holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4)	the Trustee does not comply with the request within 90 days after receipt of the request and the offer of indemnity or security; and

(5)

during such 90-day period, holders of a majority in aggregate principal amount of the then outstanding Notes of the applicable series have not given the Trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding Notes of a series by written notice to the Trustee may, on behalf of all holders of Notes of that series, rescind an acceleration or waive any existing Default or Event of Default in respect of such series of Notes and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes of such series.

The Issuer and each Guarantor is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Within 30 days after becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default unless such Default or Event of Default has been cured or waived in such period.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of any Issuer or any Guarantor, as such, will have any liability for any obligations of any Issuer or any Guarantor under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officer’s certificate, elect to have all of its obligations discharged with respect to the outstanding Notes of any series and all obligations of the Guarantors discharged with respect to their Note Guarantees with respect to such series (“Legal Defeasance”) and cure all then existing Defaults and Events of Defaults except for:

(1)

the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on, the Notes when such payments are due from the trust referred to below;

(2)

the Issuer’s obligations with respect to the Notes of such series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment of money for security payments held in trust;

(3)	the rights, powers, trusts, duties, indemnities and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time with respect to any series of Notes, elect to have the obligations of the Issuer and the Guarantors released with respect to the provisions of the Indenture described above under the caption “—Certain Covenants” (other than the covenant described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”) (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to such Notes. In the event Covenant Defeasance occurs with respect to any series of Notes in accordance with the Indenture, the Events of Default described under clauses (3) through (9) (in the case of clauses (7) and (8), only with respect to the Issuer’s Subsidiaries) under the caption “—Events of Default and Remedies,” in each case, will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of Notes:

(1)

the Issuer must irrevocably deposit with the Trustee or its designee, in trust, for the benefit of the holders of such series of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on, the outstanding Notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to such stated date for payment or to a particular redemption date; provided that in connection with any Legal Defeasance or Covenant Defeasance that requires the payment of a premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to premium calculated as of the date of the deposit, with any deficit as of the maturity date only required to be deposited with the Trustee on or prior to the maturity date;

(2)

in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date Notes of such series were first issued, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) confirming that the beneficial owners of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Event of Default has occurred and is continuing with respect to such series of Notes on the date of such deposit (other than an Event of Default resulting from the borrowing of funds, or the imposition of Liens in connection therewith, to be applied to such deposit, or an Event of Default that will be cured by such Covenant Defeasance or Legal Defeasance) and the deposit will not otherwise result in a breach or violation of, or constitute a default under, any material instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)

the Issuer must deliver to the Trustee an officer’s certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others;

(7)	the Issuer must deliver to the Trustee an officer’s certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)

the Issuer must deliver to the Trustee an opinion of counsel (which may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2) and (3) of this paragraph, as applicable, have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the applicable Indenture with respect to the Notes of any series or the related Note Guarantees of the Notes of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes of such series then outstanding (including consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes of such series), and any existing Default or Event of Default or compliance with any provision of the applicable Indenture with respect to such Notes or the related Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes of such series (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series).

Without the consent of each holder of Notes of the applicable series affected, an amendment, supplement or waiver may not (with respect to any Notes of a particular series held by a non-consenting holder):

(1)	reduce the principal amount of Notes of such series whose holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of any Note of such series or alter the provisions with respect to the redemption of the Notes of such series (except with respect to notice periods for redemption);

(3)	reduce the rate of or change the time for payment of interest on any Note of such series;

(4)

waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes of such series (except a rescission of acceleration of the Notes of such series by the holders of at least a majority in aggregate principal amount of the then outstanding Notes of such series and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note of such series payable in money other than that stated in the Notes of such series;

(6)

make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes of such series to receive payments of principal of, or interest or premium, if any, on, the Notes of such series;

(7)	waive a redemption payment with respect to any Note of such series;

(8)	release any Guarantor from any of its obligations under its related Note Guarantee of the Notes of such series or the applicable Indenture, except in accordance with the terms of such Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the applicable Indenture, the Notes of such series or the related Note Guarantees:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)

to provide for the assumption of the Issuer’s or a Guarantor’s obligations under the Indenture to holders of Notes of such series and related Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4)

to effect the release of a Guarantor from its Note Guarantee in respect of such series of Notes and the termination of such Note Guarantee, all in accordance with the provisions of the applicable Indenture governing such release and termination;

(5)	to add any Guarantor or Note Guarantee or to provide for collateral to secure such series or any Note Guarantee in respect of the Notes of any series;

(6)

to make any change that would provide any additional rights or benefits to the holders of Notes of such series or that does not adversely affect the legal rights under the Indenture of any such holder in any material respect;

(7)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8)

to change or eliminate any of the provisions of the applicable Indenture; provided that any such change or elimination shall not become effective with respect to any outstanding Notes of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(9)	to provide for the issuance of and establish forms and terms and conditions of a new series of Notes as permitted by the Base Indenture;

(10)

to conform the text of the applicable Indenture, any Notes or any related Note Guarantees to any provision of this “Description of Notes” section of this prospectus supplement applicable to such Notes at the time of the initial sale thereof, in each case, as conclusively evidenced by an officer’s certificate;

(11)

to provide for the issuance of additional Notes of such series, provided that such additional Notes have the same terms as, and be deemed part of the same series as, the Notes of such series to the extent required under the applicable Indenture;

(12)

to evidence and provide for the acceptance of and appointment by a successor trustee or collateral trustee with respect to the Notes of such series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee;

(13)	to allow any Guarantor of the Notes of such series to execute a supplemental indenture providing a Note Guarantee with respect to the Notes of such series; and

(14)	to issue exchange notes and related note guarantees as provided for in any registration rights agreement relating to the notes of any series.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

For the avoidance of doubt, no amendment to, or deletion of any of the covenants described under, “—Certain Covenants,” or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any holders of the Notes to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes.

Satisfaction and Discharge

The applicable Indenture will be discharged and will cease to be of further effect as to the Notes of a series issued thereunder, when:

(1)	either:

(a) all Notes of such series that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for payment of which money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b) all Notes of such series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee or its designee as trust funds in trust solely for the benefit of the holders of such series of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such series not delivered to the Trustee for cancellation for principal of, and premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit as of the redemption date only required to be deposited with the Trustee on or prior to the redemption date;

(2)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture with respect to the Notes of such series; and

(3)

the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes of such series at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver to the Trustee (a) an officer’s certificate, stating that all conditions precedent set forth in the Indenture have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in the Indenture have been satisfied.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by the laws of the State of New York.

Concerning the Trustee

We maintain ordinary banking relationships with Deutsche Bank Trust Company Americas and its affiliates.

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest when a Default is continuing it must eliminate such conflict within 90 days of the date such conflict arises, apply to the SEC for permission to continue as trustee or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes of the applicable series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs.

Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes of the applicable series, unless such holder has offered to the Trustee security and indemnity satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 1.1 et seq.), as amended from time to time.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors or managing member of the general partner of the partnership;

(3)	with respect to a limited liability company, the manager, managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Combination” means the acquisition by Parent or any of its subsidiaries, whether directly or indirectly, of Sprint.

“Business Day” means, unless otherwise provided by board resolution, officer’s certificate or Supplemental Indenture for a particular series, any day except a Saturday, Sunday, or legal holiday in the City of New York or in any place of payment with respect to the Notes on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of an exempted company, shares;

(4)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(5)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means any direct or indirect Subsidiary of the Issuer that bears financial risk or exposure relating to insurance or reinsurance activities (including without limitation the Reinsurance Entity) and any segregated accounts associated with any such Person.

“Cash Equivalents” means:

(1)

United States dollars, pounds sterling, euros, Canadian dollars, Swiss francs, the national currency of any member state of the European Union or any other foreign currencies held by the Issuer and its Subsidiaries from time to time in the ordinary course of business;

(2)

securities issued or directly and fully guaranteed or insured by the government of the United States of America, Canada, the United Kingdom, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States, Canada, the United Kingdom, Switzerland or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)

demand deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks;

(4)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(6)

securities issued and fully guaranteed by any state, commonwealth or territory of the United States, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or by any political subdivision or agency or instrumentality of the foregoing, rated at least “A” (or the equivalent thereof) by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7)	auction rate securities rated at least “AA-” or “Aa3” (or the equivalent thereof) by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(8)

investments, classified in accordance with GAAP as current assets of the Issuer or any of its Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9)	any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(10)	deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under Financing Lease Obligations, and (2) to the extent included in such aggregate amount of assets, all intangible assets, goodwill, trade names, trademarks, patents, organization and development expenses, unamortized debt discount and expenses and deferred charges (other than capitalized unamortized product development costs, such as, without limitation, capitalized hardware and software development costs), determined on a consolidated basis in accordance with GAAP consistently applied, as determined on a pro forma basis for acquisitions, dispositions and Pro Forma Transactions, as of the date of the most recent balance sheet of the Issuer.

“Consolidated Net Worth” means, with respect to any Person, at the date of any determination, the consolidated stockholders’ or owners’ equity of the holders of Capital Stock of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied, as determined on a pro forma basis for acquisitions, dispositions and Pro Forma Transactions.

“Consolidated Total Assets” means, with respect to any Person, the consolidated total assets of such Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP, as determined on a pro forma basis for acquisitions, dispositions and Pro Forma Transactions.

“Corporate Trust Office of the Trustee” means, solely for purposes of presenting Notes, Deutsche Bank Trust Company Americas located at 1 Columbus Circle, 17th Floor, Mail Stop NYC01-1710, New York, NY 10019, and, for all other purposes, the office of the Trustee at which any time its corporate trust business will be administered, which at the date hereof is located at 1 Columbus Circle, 17th Floor, Mail Stop NYC01-1710, New York, NY 10019, or such other address as the Trustee may designate from time to time by notice to the holders and the Issuer, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the holders and the Issuer).

“Credit Agreement” means (a) the Amended and Restated Credit Agreement, dated October 17, 2022, by and among the Issuer, the lenders, swingline lenders and L/C issuers party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and (b) any agreement (and related document) governing indebtedness which is incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Crown Towers Transaction Agreements” means (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified or supplemented from time to time) among the Issuer, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of the Issuer; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Deutsche Telekom” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any Subsidiary of Parent that is, at any time of determination, (i) not a Wholly-Owned Subsidiary, (ii) an Immaterial Subsidiary, (iii) a Foreign Subsidiary, (iv) a Domestic Subsidiary

that is (x) a FSHCO or (y) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (v) an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement, (vi) a not-for-profit Subsidiary, (vii) a Captive Insurance Subsidiary, (viii) a special purpose securitization vehicle (or similar entity), including any Permitted Receivables Financing Subsidiary, any Permitted Spectrum Financing Subsidiary or any Permitted Tower Financing Subsidiary, or any of their respective Subsidiaries, (ix) prohibited from guaranteeing the Obligations by any applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or by any contractual requirement existing on the date of the Base Indenture or on the date of the acquisition of such Subsidiary or the date such Subsidiary became a “Restricted Subsidiary” or the equivalent thereof under the Credit Agreement (in each case not created in contemplation of such acquisition or of such Restricted Subsidiary becoming such a Restricted Subsidiary) (and for so long as such restriction or any replacement or renewal thereof is in effect), including any requirement to obtain the consent, approval, license or authorization of a Governmental Authority or third party (other than a Note Party or “Restricted Subsidiary” under the Credit Agreement) (unless such consent, approval, license or authorization has been obtained), (x) [reserved], (xi) with respect to which the provision of a guarantee would, in the reasonable good faith determination of the Issuer in consultation with the administrative agent under the Credit Agreement (for so long as the Credit Agreement is outstanding), be expected to result in materially adverse tax or regulatory consequences to the Issuer, Parent or any of their respective Subsidiaries or (xii) with respect to which the Issuer and the administrative agent under the Credit Agreement (for so long as the Credit Agreement is outstanding) reasonably determine the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded thereby; provided that, notwithstanding the foregoing, (a) the Issuer may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualifies as an Excluded Subsidiary pursuant to any of clauses (i) through (xii) above), upon which re-designation such Subsidiary shall automatically be released from its Note Guarantee.

“Existing ABS Notes” means the 4.910% Class A senior asset-backed notes and the 5.050% Class A senior asset-backed notes, each issued by a wholly-owned subsidiary of the Issuer and outstanding as of the Series Issue Date.

“Existing Receivables Financing Subsidiaries” means each of T-Mobile Airtime Funding LLC, T-Mobile Handset Funding LLC, SFE 1, LLC and SFE 2, LLC, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing Sprint Spectrum Financing Documents” means the Existing Sprint Spectrum-Backed Notes, the Existing Sprint Spectrum Indenture, the Spectrum Performance Agreement, the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, among certain of the Existing Sprint Spectrum Note Entities, Sprint Communications, and the other parties thereto, each “Transaction Document” (as defined in the Existing Sprint Spectrum Indenture) and each other document related thereto, in each case as amended, supplemented or otherwise modified from time to time.

“Existing Sprint Spectrum Indenture” means the Indenture, dated as of October 27, 2016, by and among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time, including as supplemented with respect to each series of Existing Sprint Spectrum-Backed Notes.

“Existing Sprint Spectrum Issuers” means Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, and their successors and assigns.

“Existing Sprint Spectrum Note Entities” means, collectively, each of Sprint Spectrum Depositor LLC, Sprint Spectrum Depositor II LLC, Sprint Spectrum Depositor III LLC, Sprint Intermediate HoldCo LLC, Sprint Intermediate HoldCo II LLC, Sprint Intermediate HoldCo III LLC, Sprint Spectrum PledgeCo LLC, Sprint Spectrum PledgeCo II LLC, Sprint Spectrum PledgeCo III LLC, Sprint Spectrum Co LLC, Sprint Spectrum Co II

LLC, Sprint Spectrum Co III LLC, Sprint Spectrum License Holder LLC, Sprint Spectrum License Holder II LLC and Sprint Spectrum License Holder III LLC, their successors and assigns and any Subsidiary of the foregoing.

“Existing Sprint Spectrum-Backed Notes” means the Existing Sprint Spectrum Issuers’ Series 2018-1 4.738% Senior Secured Notes, Class A-1, Series 2018-1 5.152% Senior Secured Notes, Class A-2, Series 2016-1 3.360% Senior Secured Notes, Class A-1 (the amount remaining outstanding under which was repaid in full on August 20, 2021), and any other note or series of notes issued under the Existing Sprint Spectrum Indenture from time to time.

“Existing Sprint Unsecured Notes” means the notes issued under the Sprint Capital Corporation Indenture and the Sprint Indenture and outstanding as of the Series Issue Date.

“Existing T-Mobile Unsecured Notes” means the notes issued under the T-Mobile 2013 Indenture, T-Mobile 2020 Indenture and T-Mobile 2022 Indenture and outstanding as of the Series Issue Date.

“Fair Market Value” means the value that would be paid by a buyer to an unaffiliated seller, determined in good faith by the Issuer’s Board of Directors or a senior officer of the Issuer, which determination shall be conclusive; provided that any sale, lease, license or other disposition of assets in connection with the Business Combination (including any required regulatory divestitures) shall be deemed to be for Fair Market Value regardless of whether such sale, lease, license or other disposition meets the requirement of this definition.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“FCC Licenses” means all licenses or permits now or hereafter issued by the FCC.

“Financing Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a financing lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Foreign Subsidiary” means any Subsidiary of Parent other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“FSHCO” means any Subsidiary of Parent that owns no material assets (directly or through Subsidiaries) other than Equity Interests (or Equity Interests and Indebtedness) in one or more Foreign Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles as in effect on the date of any calculation or determination required under the Notes of the applicable series or the Indenture. Notwithstanding the foregoing, at any time, (i) the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture) and (ii) the Issuer, on any date, may elect to establish that GAAP shall mean GAAP as in effect on such date; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the holders of outstanding Notes.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority, including but not limited to FCC Licenses.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the date of the Base Indenture or entered into in connection with any acquisition or disposition permitted under the Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Issuer in good faith.

“Guarantor” means, with respect to the Notes of any series, any Person who has guaranteed the obligations of the Issuer under the Indenture until released from its Note Guarantee pursuant to the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

and any guarantee in respect thereof.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors and successors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Issuer that at any time has Consolidated Total Assets accounting for less than 2.50% of the Issuer’s Consolidated Total Assets; provided that the aggregate Consolidated Total Assets of all Immaterial Subsidiaries shall not at any time exceed 5.00% of the Issuer’s Consolidated Total Assets.

“incur” means create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise. The term “incurrence” has a correlative meaning.

“Indebtedness” means, with respect to any specified Person, without duplication,

(a)	any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Financing Lease Obligations;

(5)

representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(6)	representing any Hedging Obligations; and

(b)	any financial liabilities recorded in respect of the upfront proceeds received in connection with Permitted Tower Financing;

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; (4) any obligation arising from any agreement providing for indemnities, Guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; (5) Standard Securitization Undertakings and obligations incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Parent, the Issuer or any of the “Restricted Subsidiaries” under the Credit Agreement other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings; (6) accruals for payroll and other liabilities accrued in the ordinary course of business; (7) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; (8) all intercompany liabilities among the Issuer and/or the Subsidiaries having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business and (9) any operating lease that must be recognized on the balance sheet of such Person as a lease liability and right-of-use asset in accordance with the Financial Accounting Standards Board Update No. 2016-02, dated February 2016 (Leases (Topic 842)), which adopts Accounting Standards Codification 842.

The amount of any Indebtedness outstanding as of any date will be:

(a)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)	in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time;

(c)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(d)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)	the Fair Market Value of such assets at the date of determination; and

(ii)	the amount of the Indebtedness of the other Person.

“Indebtedness for Borrowed Money” means, with respect to any specified Person, without duplication, the Indebtedness described in clauses (a)(1) and (a)(2) of the definition of “Indebtedness.”

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Issuer or any of its Wholly-Owned Subsidiaries that are “Restricted Subsidiaries” under the Credit Agreement sells or otherwise disposes of any Capital Stock of any direct or indirect Wholly-Owned Subsidiary that is a “Restricted Subsidiary” under the Credit Agreement such that, after giving effect to any such sale or disposition, such Person is no longer a “Restricted Subsidiary” under the Credit Agreement, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such “Restricted Subsidiary” under the Credit Agreement. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the effective date of the Supplemental Indenture pursuant to which the first series of Notes is issued under the Base Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof; provided that in no event shall an operating lease in and of itself constitute a Lien.

“Material Subsidiary” means any Person that is a Domestic Subsidiary if, as of the date of the most recent balance sheet of the Issuer, the aggregate amount of securities of, loans and advances to, and other investments in, such Person held by the Issuer and its Subsidiaries exceeded 10% of the Issuer’s Consolidated Net Worth, provided that any Subsidiary that is at any time designated as an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement shall not constitute a “Material Subsidiary” for any purpose hereof.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Note Guarantee” means, with respect to the Notes of any series, the Guarantee by each Guarantor of obligations of the Issuer with respect to the Notes of such series under the Indenture and under the Notes of such series.

“Note Parties” means, collectively, the Issuer and the Guarantors.

“Notes Documents” means the Indenture, the Notes, the Note Guarantees and any other agreements or documents entered into in connection with the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest, fees or expenses which accrue after the commencement of any bankruptcy case or proceeding, whether or not allowed or allowable as a claim in any such case or proceeding).

“Permitted Acquisition” means:

(1)	any Investment by the Issuer or any Subsidiary of the Issuer in a Person, if as a result of such Investment:

(i)	such Person becomes a Subsidiary of the Issuer; or

(ii)

such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or any division or business unit to, or is liquidated into, the Issuer or a Subsidiary of the Issuer; and

(2)	acquisitions of spectrum licenses.

“Permitted Liens” means:

(1)	Liens with respect to Obligations that do not exceed 15% of Consolidated Net Tangible Assets;

(2)	with respect to any Series of Notes, Liens existing on the Series Issue Date;

(3)

Liens on property of, or on any Capital Stock of, a Person existing at the time such Person becomes a Subsidiary of Issuer or is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer;

(4)	Liens in favor of the Issuer, any Guarantor or any Domestic Subsidiary;

(5)

Liens in favor of the United States of America, any State thereof, any foreign country or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(6)

Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction or improvement cost thereof or to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the later of the acquisition of such property or the completion of any such construction or improvement for the purpose of financing all or any part of the purchase price or construction or improvement cost thereof; and

(7)

Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien included or incorporated by reference in this definition of “Permitted Liens” (including any accrued but unpaid interest thereon and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement); provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary the terms of which (including financing terms, covenants, termination events and other provisions) (a) have been negotiated at arm’s length and (b) are, in the good faith determination of the Issuer’s Board of Directors or a senior financial officer of the Issuer, which determination shall be conclusive, in the aggregate economically fair and reasonable to the Issuer and its Subsidiaries.

“Permitted Receivables Financing Assets” means financial assets, including accounts receivable, chattel paper and other payment rights, and related assets (including contract rights and insurance payments), and the proceeds thereof.

“Permitted Receivables Financing Subsidiary” means, collectively, (i) each Existing Receivables Financing Subsidiary, (ii) each other Wholly-Owned Subsidiary of the Issuer that engages in no material activities other than in connection with Permitted Receivables Financings and any business or activities incidental or related to such business and (iii) any other Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Issuer or any of its Subsidiaries makes an Investment and to which the Issuer or any of its Subsidiaries transfers Permitted Receivables Financing Assets that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business, and in the case of clause (ii) or (iii) above which is designated by the Board of Directors of the Issuer (as provided below) as a Permitted Receivables Financing Subsidiary and in each case (a) no portion of the Indebtedness (contingent or otherwise) of which (i) is guaranteed by Parent, the Issuer or any of their Subsidiaries, other than another Permitted Receivables Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent, the Issuer or any of their Subsidiaries, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent, the Issuer or any of their Subsidiaries, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by delivery to the Trustee of a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Spectrum Financing” means the transactions contemplated by the Existing Sprint Spectrum Financing Documents, including the issuance of any Existing Sprint Spectrum-Backed Notes.

“Permitted Spectrum Financing Subsidiary” means, collectively, (i) the Existing Sprint Spectrum Note Entities and (ii) any future special purpose vehicle Subsidiaries of the Issuer (including any “Depositors” and “Intermediate HoldCos”) formed as part of and for the purpose of consummating a future transaction similar to the Permitted Spectrum Financing, together with their successors and assigns and any Subsidiary thereof.

“Permitted Tower Financing” means the transactions contemplated by the Towers Transactions Agreements.

“Permitted Tower Financing Subsidiary” means any financing subsidiary formed in connection with a Permitted Tower Financing.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Phoenix Towers Transaction Agreements” means (i) the Purchase and Sale Agreement, dated as of July 30, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Issuer, certain Subsidiaries of the Issuer, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; (ii) the Purchase and Sale Agreement (PR Sale Sites), dated as of October 28, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Issuer, certain Subsidiaries of the Issuer, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; and (iii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Principal Property” means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office and the equipment located thereon which (a) is owned by the Issuer or any of its Subsidiaries; (b) has not been determined in good faith by the Board of Directors of the Issuer not to be materially important to the total business conducted by Issuer and its Subsidiaries taken as a whole; and (c) has a net book value on the date as of which the determination is being made in excess of 1.0% of Consolidated Net Tangible Assets as most recently determined on or prior to such date (including, for purposes of such calculation, the land, land improvements, buildings and such fixtures comprising such office).

“Pro Forma Transactions” means, (x) any incurrence or repayment of Indebtedness (other than working capital or Indebtedness incurred in the ordinary course of business), any Investment that results in a Person becoming a Subsidiary of the Issuer, any Permitted Acquisition or disposition that results in a Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Issuer or any Subsidiary of the Issuer, in each case whether by merger, consolidation, amalgamation or otherwise and in each case under this clause (x) with a Fair Market Value in excess of $25,000,000 and (y) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the Notes of the applicable series for reasons outside of the control of the Issuer, any other “nationally recognized statistical rating organization” as such term is defined under Section 3(a)(62) of the Exchange Act selected by the Issuer as a replacement agency.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Parent, the Issuer or any Subsidiary pursuant to which Parent, the Issuer or any Subsidiary of the Issuer may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Parent, the Issuer or any Subsidiary of the Issuer) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Parent, the Issuer or any Subsidiary of the Issuer.

“Refinancing” or “Refinance” shall mean, with respect to any Indebtedness, any other Indebtedness issued as part of a refinancing, extension, renewal, defeasance, discharge, amendment, restatement, modification, supplement, substitution, restructuring, replacement, exchange, refunding or repayment thereof.

“Reinsurance Entity” means TMUS Assurance Corporation, a Hawaii corporation, and any successor thereto.

“Responsible Officer” means, (i) when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee (or any successor group thereto) or any other officer of the Trustee (or any successor group thereto) who customarily performs functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who has responsibility for the administration of the Indenture and (ii) as to any other Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person. Unless otherwise qualified or the context otherwise requires, all references to a “Responsible Officer” mean a Responsible Officer of the Issuer.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and its successors.

“Series Issue Date” means September 26, 2024.

“Significant Subsidiary” means, with respect to any specified Person, any Subsidiary of such Person that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date, of such Person.

“Spectrum” means frequencies of electromagnetic spectrum used to provide fixed or mobile communications services as licensed or authorized by the FCC.

“Spectrum Performance Agreement” means the SCI Payment and Performance Undertaking Agreement, dated as of October 27, 2016, between Sprint Communications, Sprint, the other grantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (as amended from time to time).

“Sprint” means Sprint LLC, formerly known as Sprint Corporation.

“Sprint Capital Corporation Indenture” means that certain Indenture, dated as of October 1, 1998, by Sprint Capital Corporation, Sprint and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee, as amended, supplemented or otherwise modified from time to time.

“Sprint Communications” means Sprint Communications LLC, formerly known as Sprint Communications, Inc.

“Sprint Indenture” means that certain Senior Notes Indenture, dated as of September 11, 2013, between Sprint and the Bank of New York Mellon Trust Company, N.A., as trustee, as amended, supplemented or otherwise modified from time to time.

“Sprint Towers Transaction Agreements” means (i) the towers transactions agreements entered into prior to the Issue Date by Sprint and its affiliates and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and limited recourse guarantees, performance guarantees and servicing obligations undertaken, by the Issuer or any of its Subsidiaries in connection with a Permitted Receivables Financing, a Permitted Spectrum Financing or a Permitted Tower Financing of a character appropriate for the assets being securitized and which have been negotiated at arm’s length with an unaffiliated third party. For the avoidance of doubt, the undertakings included in the Existing Sprint Spectrum Financing Documents (and substantially similar undertakings to the foregoing in any similar arrangements) constitute Standard Securitization Undertakings.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantors” means, collectively, the Guarantors that are Subsidiaries of the Issuer.

“T-Mobile 2013 Indenture” means the Indenture, dated as of April 28, 2013, among the Issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time.

“T-Mobile 2020 Indenture” means the Indenture, dated as of April 9, 2020, among the Issuer, Parent, the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time.

“T-Mobile 2022 Indenture” means the Indenture, dated as of September 15, 2022, among the Issuer, Parent, the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time.

“Tower Obligations” means long-term financial obligations in the amount of the net proceeds received and recognized interest on the obligations pursuant to the Towers Transactions Agreements.

“Towers Transactions Agreements” means the Crown Towers Transaction Agreements, the Phoenix Towers Transaction Agreements and the Sprint Towers Transaction Agreements.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable legal requirements) is owned by such Person directly or through one or more Wholly-Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly-Owned Subsidiary means a Wholly-Owned Subsidiary of the Issuer.

BOOK-ENTRY SYSTEM; DELIVERY AND FORM

Book-Entry, Delivery and Form

The Notes of each series will be deposited with the Trustee on behalf of The Depository Trust Company (“DTC”), in the form of one or more global notes (the “Global Notes”). The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. So long as DTC or its nominee is the registered owner of a Global Note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the indenture governing the Notes and under the Notes of the applicable series. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by that Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes of the applicable series for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if that holder is not a direct participant in DTC, on the procedures of the participant through which that holder owns its interest, to receive any payments on or a Note or to exercise any rights of a holder of Notes under the indenture or the Global Note.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

As long as DTC is the depositary for the notes of the relevant series, you may hold interests in the notes of such series through participants in DTC, including Euroclear and Clearstream. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books. The Trustee has no liability or responsibility for the action or inaction of DTC or any other depositary. Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to the rules and procedures of DTC.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Except as described below, beneficial owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indentures governing the Notes for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indentures governing the Notes. Under the terms of the indentures governing the Notes, the Issuer and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of such Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer or the Trustee, nor any agent of the Issuer or the Trustee, has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee nor any of their respective agents will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the Notes, and the Issuer, the Trustee and their respective agents may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)

DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary within 90 days after receiving such notice or becoming aware that DTC is no longer so registered;

(2)	the Issuer, at its option, notifies the Trustee in writing that the Issuer elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an event of default with respect to the Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Under the terms of the indentures governing the Notes, the Issuer and the Trustee will treat the persons in whose names any Certificated Notes are registered as the owners of such Certificated Notes for the purpose of receiving payments and for all other purposes.

Unless and until we issue the Notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the Notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the Notes, for distribution to you in accordance with its policies and procedures.

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the registered holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

The Notes represented by the Global Notes are expected to be made eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws, are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of the Notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

This discussion is limited to beneficial owners who hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the Notes for cash at original issue and at the original “issue price” of the applicable series of the Notes within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Notes of such series is sold for money to investors, other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to beneficial owners subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion, constructive sale, wash sale or other integrated transaction;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or currencies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. Holders that hold Notes through non-U.S. brokers or other non-U.S. intermediaries;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); and

•	tax-exempt entities, retirement plans, individual retirement accounts, tax-deferred accounts, and governmental organizations.

U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes generally are required to include certain amounts in income no later than the time such amounts are reflected on certain applicable financial statements. The application of this rule may require the accrual of income earlier than would be the case under the general U.S. federal income tax rules described below. U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes should consult with their tax advisors regarding the potential applicability of this rule to their particular situation. The remainder of this discussion does not address the application of the foregoing rule.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements classified as partnerships for U.S. federal income tax purposes considering an investment in the Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a Note generally will be included in a U.S. Holder’s gross income and taxed as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss, if any, on the sale, exchange, redemption, retirement or other taxable disposition of a Note. The amount of such gain or loss will generally equal the difference between the amount received for the Note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income in the manner described above under “—Payments of Interest”) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount the U.S. Holder paid for the Note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder generally will be subject to information reporting and backup withholding when such holder receives payments of interest on a Note or receives proceeds from the sale or other taxable disposition of a Note (including a redemption or retirement of a Note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt entities, provided that such U.S. Holders furnish appropriate evidence of exemption. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number, or otherwise comply with the requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

Payments of Interest

Subject to the discussions of backup withholding and FATCA below, interest paid on a Note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding tax provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership (as provided in the Code);

•	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•

the Non-U.S. Holder provides a signed written statement on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), which can be reliably associated with the Non-U.S. Holder, certifying that the Non-U.S. Holder is not a United States person to (1) the applicable withholding agent, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder and certifies to the applicable withholding agent (directly or through one or more similarly situated financial institutions) that it has received from the Non-U.S. Holder (or another financial institution) the signed written statement described above and provides a copy of such statement; or (3) a “qualified intermediary” (within the meaning of applicable Treasury Regulations), provided that certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements described above, such Non-U.S. Holder will be subject to a U.S. federal withholding tax of 30% (or such lower rate specified by an applicable income tax treaty) on interest that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To claim an entitlement to a reduction in or exemption from withholding on such interest as a result of an applicable tax treaty, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above, unless an applicable income tax treaty provides otherwise. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or other applicable form), certifying that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular tax rates in the same manner as if the Non-U.S. Holder were a U.S. person, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically.

Sale or Other Taxable Disposition

Subject to the discussions of backup withholding and FATCA below, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a Note (excluding any amount allocable to accrued and unpaid interest, which generally will be treated as interest subject to the rules discussed above in “—Payments of Interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular tax rates in the same manner as if the Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (even though the individual is not considered a resident of the United States), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a Note (including a retirement or redemption of the Note) within the United States or conducted through certain U.S. -related brokers generally will be subject to backup withholding and/or information reporting, unless the applicable withholding agent receives the statement described above or the beneficial owner otherwise establishes an exemption. Proceeds of a disposition of a Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Sections 1471 to 1474 of the Code and related Treasury guidance (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) generally impose U.S. federal withholding tax at a 30% rate on payments made to non-U.S. entities (whether such entities are the beneficial owners or intermediaries) of U.S. -source interest (including interest on the Notes) and gross proceeds from the sale or other disposition (including a retirement or redemption) of an obligation that produces U.S. -source interest (including a disposition of the Notes). This withholding obligation applies unless the foreign entity complies with (1) certain information reporting requirements regarding its U.S. account holders and U.S. owners and (2) certain withholding obligations regarding certain payments to its account holders and certain other persons, or the foreign entity otherwise qualifies for an exemption from these rules. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its Notes will affect the determination of whether such withholding is required. Under recently proposed Treasury Regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not expected to apply. We will not pay additional amounts to U.S. Holders or Non-U.S. Holders in respect of amounts withheld under FATCA. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

UNDERWRITING

J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among the Issuer, Parent, the other guarantors and the representatives for themselves and as representatives of the several underwriters, the Issuer has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase, the principal amount of Notes set forth opposite its name below.

	Principal Amount
Underwriter	2029 Notes	2035 Notes	2055 Notes
J.P. Morgan Securities LLC	$64,750,000	$83,250,000	$83,250,000
Morgan Stanley & Co. LLC	64,750,000	83,250,000	83,250,000
RBC Capital Markets, LLC	64,750,000	83,250,000	83,250,000
Wells Fargo Securities, LLC	64,750,000	83,250,000	83,250,000
Barclays Capital Inc.	24,500,000	31,500,000	31,500,000
BNP Paribas Securities Corp.	24,500,000	31,500,000	31,500,000
Citigroup Global Markets Inc.	24,500,000	31,500,000	31,500,000
Commerz Markets LLC	24,500,000	31,500,000	31,500,000
Credit Agricole Securities (USA) Inc.	24,500,000	31,500,000	31,500,000
Deutsche Bank Securities Inc.	24,500,000	31,500,000	31,500,000
Goldman Sachs & Co. LLC	24,500,000	31,500,000	31,500,000
Mizuho Securities USA LLC	24,500,000	31,500,000	31,500,000
MUFG Securities Americas Inc.	24,500,000	31,500,000	31,500,000
Santander US Capital Markets LLC	24,500,000	31,500,000	31,500,000
SG Americas Securities, LLC	24,500,000	31,500,000	31,500,000
SMBC Nikko Securities America, Inc.	24,500,000	31,500,000	31,500,000
TD Securities (USA) LLC	24,500,000	31,500,000	31,500,000
Truist Securities, Inc.	24,500,000	31,500,000	31,500,000
U.S. Bancorp Investments, Inc.	24,500,000	31,500,000	31,500,000
UBS Securities LLC	24,500,000	31,500,000	31,500,000
ING Financial Markets LLC	10,500,000	13,500,000	13,500,000
NatWest Markets Securities Inc.	10,500,000	13,500,000	13,500,000
PNC Capital Markets LLC	10,500,000	13,500,000	13,500,000
Scotia Capital (USA) Inc.	10,500,000	13,500,000	13,500,000
Academy Securities, Inc.	3,500,000	4,500,000	4,500,000
American Veterans Group, PBC	3,500,000	4,500,000	4,500,000

Total	$700,000,000	$900,000,000	$900,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriter may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering prices set forth on the cover page of this prospectus supplement. After the initial offering, the public offering prices or any other terms of this offering may be changed. The underwriters may offer and sell Notes through certain of their affiliates. The underwriters reserve the right to reject an order of Notes in whole or in part.

We estimate that our costs, fees and expenses in connection with this offering, other than underwriting discounts and commissions, will be $4.6 million.

No Market for the Notes

The Notes will each be a new class of security for which there is no established trading market. The Issuer does not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The Issuer has been advised by the underwriters that they presently intend to make a market in the Notes after completion of this offering. The underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the underwriters. In addition, market-making activities will be subject to the limits imposed by the Exchange Act, and may be limited. Accordingly, no assurance can be given as to liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop or ceases to exist, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sale of Similar Securities

We have agreed that we will not, after the date of this prospectus supplement and until the issue date of the Notes, without first obtaining the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Issuer, Parent or any of the Subsidiary Guarantors and having a tenor of more than one year.

Settlement

We expect that delivery of the Notes will be made to investors on or about September 26, 2024, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Stabilization and Short Positions

In connection with the offering of the Notes, the underwriters, or persons acting on their behalf, may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters, or persons acting on their behalf, may bid for and purchase Notes in the open market to stabilize the price of the Notes. The underwriters, or persons acting on their behalf, may also over-allot the offering of the Notes, creating a syndicate short position, and may bid for and purchase Notes in the open market to cover the syndicate short position. In addition, the underwriters, or persons acting on their behalf, may bid for and purchase Notes in market-making transactions as permitted by applicable laws and regulations and impose penalty bids. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. These activities may also stabilize or maintain the respective market price of the Notes above market levels that may otherwise prevail. The underwriters are not required to engage in these activities, and may end these activities at any time. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

Neither the Issuer nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Issuer nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research and principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Affiliates of certain of the underwriters act as lenders and/or agents under the Credit Agreement or holders of our other indebtedness, and would therefore receive any portion of the net proceeds of this offering used to repay such indebtedness. See “Use of Proceeds.”

If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, they would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

The Notes described in this prospectus supplement are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by the PRIIPs Regulation for offering, selling or distributing the Notes described in this prospectus supplement or otherwise making them available to retail investors in the EEA has been prepared and therefore offering, selling or distributing such Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of such Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of such Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is not being distributed by nor has it been approved by an authorized person in the United Kingdom for the purposes of section 21 of the FSMA. This prospectus supplement may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Consequently, this prospectus supplement and any other material in relation to the Notes described in this prospectus supplement are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) outside the United Kingdom, (ii) have professional experience in matters relating to investments (being investment professionals falling within Article 19(5) of the Financial Promotion Order, (iii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any Notes may otherwise be lawfully communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The Notes described in this prospectus supplement are not being offered to the public in the United Kingdom.

Prohibition of Sales to United Kingdom Retail Investors

The Notes described in this prospectus supplement are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the UK PRIIPs

Regulation for offering, selling or distributing the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of such Notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of such Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of the Issuer’s obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in South Korea

The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of Notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, and the prospectus supplement and (e) the Issuer and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in Taiwan

The Notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority or agency of Taiwan pursuant to applicable securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission and/or other regulatory authority or agency of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the Notes or the provision of information relating to this prospectus supplement and the accompanying prospectus.

The Notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the Notes shall be binding on us until received and accepted by us or any agent outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Notice to Prospective Investors in the United Arab Emirates

The offering of the Notes has not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (“SCA”), the Dubai Financial Services Authority (“DFSA”) or any other relevant licensing authorities in the UAE, and the Notes may not be offered to the public in the UAE (including the DIFC). This prospectus supplement and the accompanying prospectus is being issued to a limited number of institutional and individual investors:

(a)

who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3 R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons);

(b)

upon their request and confirmation that they understand that the Notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

(c)

upon their confirmation that they understand that the prospectus supplement and the accompanying prospectus must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

LEGAL MATTERS

Certain legal matters with respect to the issuance of the Notes offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York; and Ryan Brady, Principal Corporate Counsel, Legal Affairs and Assistant Secretary of T-Mobile USA, Inc. Mr. Brady owns and has other interests in less than 0.01% of the shares of Parent’s capital stock.

Certain legal matters with respect to the issuance of the Notes offered hereby will be passed upon for the underwriters by Cahill Gordon  & Reindel LLP, New York, New York.

EXPERTS

The financial statements of T-Mobile US, Inc. as of and for the years ended December 31, 2023 and 2022, incorporated by reference in this prospectus supplement by reference to T-Mobile US, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of T-Mobile US, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2021 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. That registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.T-Mobile.com. The information on our website is not incorporated by reference in this prospectus supplement and you should not consider it a part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus (except for our SEC reports expressly incorporated by reference herein).

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering under this prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•

Parent’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February  2, 2024, including those portions of Parent’s Proxy Statement on Schedule 14A filed with the SEC on April 26, 2024 that are incorporated by reference in such Annual Report;

•	Parent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 filed with the SEC on April 26, 2024 and July 31, 2024, respectively; and

•	Parent’s Current Reports on Form 8-K filed with the SEC on January 12, 2024, May 8, 2024, June 14, 2024 and September 13, 2024.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference in that filing) at no cost, by writing to or telephoning us at the following address:

Broady Hodder

Senior Vice President, Governance, Strategy and Integrity and Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

PROSPECTUS

T-MOBILE US, INC.

Common Stock

Preferred Stock

Guarantees of Debt Securities of T-Mobile USA, Inc.

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

T-MOBILE USA, INC.

Debt Securities

T-Mobile US, Inc. (the “Company”), may, from time to time, offer to sell, in one or more offerings, the securities described in this prospectus. In addition, selling securityholders who may be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in such prospectus supplement. We will not receive any of the proceeds from the sale of the common stock by the selling securityholders.

The specific terms of any securities to be offered will be described in a supplement to this prospectus.

The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “TMUS.”

Investing in our securities involves risks. See “Risk Factors” on page 6 of this prospectus, and any applicable prospectus supplement, and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we or certain selling securityholders may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or certain selling securityholders may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities being offered. A prospectus supplement may add, update or change information contained in this prospectus. If information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before you make an investment decision.

We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Information Incorporated By Reference.”

This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

In this prospectus, unless the context indicates otherwise, references to “T-Mobile US,” “Parent,” the “Company” and “our Company” refer to T-Mobile US, Inc. and references to “T-Mobile,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. and its subsidiaries. T-Mobile US, Inc. has no operations separate from its investment in T-Mobile USA, Inc. (“T-Mobile USA”). Accordingly, unless otherwise noted, all of the financial information in this prospectus is presented on a consolidated basis of T-Mobile. References to “you” refer to a prospective investor.

ABOUT US

We are America’s supercharged Un-carrier. Through our Un-carrier strategy, we have disrupted the wireless communications services industry by actively engaging with and listening to our customers and focusing on eliminating their existing pain points. This includes providing added value and what we believe is an exceptional experience while implementing signature Un-carrier initiatives that have changed the wireless industry. We ended annual service contracts, overages, unpredictable international roaming fees and data buckets, among other things. We are inspired by a relentless customer experience focus, consistently leading the wireless industry in customer care by delivering award-winning customer experience with our “Team of Experts,” which drives our record-high customer satisfaction levels while enabling operational efficiencies.

We provide wireless communications services to postpaid and prepaid customers and generate revenue by providing affordable wireless communications services to these customers, as well as a wide selection of wireless devices and accessories. We also provide wholesale wireless services to various partners, who then offer the services for sale to their customers. Our most significant expenses relate to operating and expanding our network, providing a full range of devices, acquiring and retaining high-quality customers and compensating employees. We provide services, devices and accessories across our flagship brands, T-Mobile and Metro by T-Mobile, through our owned and operated retail stores, as well as through our websites (www.t-mobile.com and www.metrobyt-mobile.com), T-Mobile app, customer care channels and through national retailers. In addition, we sell devices to dealers and other third-party distributors for resale through independent third-party retail outlets and a variety of third-party websites. The information on our websites is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement (except for our SEC reports expressly incorporated by reference herein or therein).

Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the risk factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:

•	competition, industry consolidation and changes in the market for wireless communications services and other forms of connectivity;

•	criminal cyberattacks, disruption, data loss or other security breaches;

•	our inability to take advantage of technological developments on a timely basis;

•	our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture;

•	system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems;

•	the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use;

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the difficulties in maintaining multiple billing systems following our merger (the “Merger”) with Sprint Corporation (“Sprint”) pursuant to a Business Combination Agreement with Sprint and the other parties named therein (as amended, the “Business Combination Agreement”) and any unanticipated difficulties, disruption, or significant delays in our long-term strategy to convert Sprint’s legacy customers onto T-Mobile’s billing platforms;

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the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Merger and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), including the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets, and the assumption of certain related liabilities (collectively, the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, Deutsche Telekom AG (“Deutsche Telekom”), Sprint, SoftBank Group Corp. (“SoftBank”) and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the Federal Communications Commission (“FCC”), which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to, those we have made to certain states and nongovernmental organizations (collectively, the “Government Commitments”), and the challenges in satisfying the Government Commitments in the required time frames and the significant cumulative costs incurred in tracking and monitoring compliance over multiple years;

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adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in inflation or interest rates, supply chain disruptions and impacts of current geopolitical instability caused by the war in Ukraine;

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our inability to manage the ongoing commercial and transition services arrangements entered into in connection with the Prepaid Transaction, and known or unknown liabilities arising in connection therewith;

•	the timing and effects of any future acquisition, divestiture, investment, or merger involving us;

•	any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business;

•	our inability to fully realize the synergy benefits from the Transactions in the expected time frame;

•	our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms or to comply with the restrictive covenants contained therein;

•	changes in the credit market conditions, credit rating downgrades or an inability to access debt markets;

•	restrictive covenants including the agreements governing our indebtedness and other financings;

•	the risk of future material weaknesses we may identify or any other failure by us to maintain effective internal controls, and the resulting significant costs and reputational damage;

•	any changes in regulations or in the regulatory framework under which we operate;

•	laws and regulations relating to the handling of privacy and data protection;

•	unfavorable outcomes of and increased costs from existing or future regulatory or legal proceedings;

•	our offering of regulated financial services products and exposure to a wide variety of state and federal regulations;

•	new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations;

•	our wireless licenses, including those controlled through leasing agreements, are subject to renewal and may be revoked;

•	our exclusive forum provision as provided in our Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”);

•	interests of Deutsche Telekom, our controlling stockholder, that may differ from the interests of other stockholders;

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future sales of our common stock by Deutsche Telekom and SoftBank and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the FCC; and

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our 2022 Stock Repurchase Program, authorized by our Board of Directors on September 8, 2022 for up to $14.0 billion of our common stock through September 30, 2023, may not be fully consummated, and our share repurchase program may not enhance long-term stockholder value.

Additional information concerning these and other risk factors is contained in the documents incorporated by reference.

Forward-looking statements in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference speak only as of the date of this prospectus, the applicable prospectus supplement or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable prospectus supplement or other document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities by us described in this prospectus for general corporate purposes, which could include working capital, capital expenditures, the repayment or refinancing, in whole or in part, of debt, acquisition of additional spectrum, asset or business acquisitions, repurchase, redemption or retirement of securities, corporate development opportunities and future technology initiatives. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

We may issue debt securities and guarantees of debt securities. We will set forth in the accompanying prospectus supplement a description of the debt securities and guarantees of debt securities that may be offered under this prospectus. The applicable prospectus supplement and other offering material relating to such offering will describe the specific terms relating to the series of debt securities and guarantees being offered, including a description of the material terms of the indenture (and any supplemental indentures) governing such series. These terms may include the following:

•	the title of the series of the offered debt securities;

•	the price or prices at which the offered debt securities will be issued;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

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the rate or rates (which may be fixed or variable) per year at which the offered debt securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

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if the amount of principal, premium or interest with respect to the offered debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•	the date or dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the payment thereof;

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the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the offered debt securities will be payable;

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the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, pursuant to optional redemption provisions;

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the terms on which we would be required to redeem or purchase the offered debt securities pursuant to any sinking fund or similar provision, and the period or periods within which, the price or prices at which and the terms and conditions on which the offered debt securities will be so redeemed and purchased in whole or in part;

•	the denominations in which the offered debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000;

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the form of the offered debt securities and whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the portion of the principal amount of the offered debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount;

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if other than U.S. dollars, the currency or currencies in which the offered debt securities will be denominated and payable, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the offered debt securities are otherwise payable;

•	whether the offered debt securities will be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

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whether the offered debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;

•	whether the offered debt securities will be senior or subordinated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the offered debt securities; and

•	any other specific terms of the offered debt securities.

DESCRIPTION OF CAPITAL STOCK

The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Company’s Certificate of Incorporation, the Company’s Seventh Amended and Restated Bylaws (“Bylaws”), the Second Amended and Restated Stockholders’ Agreement, dated as of June 22, 2020 (the “Stockholders’ Agreement”), by and among the Company, Deutsche Telekom and SoftBank, the Proxy, Lock-up and ROFR Agreement, dated as of April 1, 2020, by and between Deutsche Telekom and SoftBank (the “SoftBank Proxy Agreement”) and the Proxy, Lock-up and ROFR Agreement, dated as of June 22, 2020, (the “Claure Proxy Agreement” and together with the SoftBank Proxy Agreement, the “Proxy Agreements”), by and among Deutsche Telekom, Claure Mobile LLC (“CM LLC”), and Marcelo Claure, each of which are exhibits to our Annual Report on Form 10- K, and applicable provisions of the General Corporation Law of the State of Delaware.

General

Pursuant to our Certificate of Incorporation, the total number of shares of capital stock that the Company is authorized to issue is two billion one hundred million (2,100,000,000), comprising two billion (2,000,000,000) shares of common stock with a par value of $0.00001 per share and one hundred million (100,000,000) shares of preferred stock with a par value of $0.00001 per share. The rights and privileges of holders of common stock are subject to the rights and privileges of the holders of any series of preferred stock that we may issue in the future.

Common Stock

Voting Rights

Holders of our common stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Classification of the Board of Directors

All of the directors of the Company shall be of one class and shall be elected annually. Each director shall hold office until the next annual meeting of stockholders and shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

Dividend, Liquidation and Other Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends (including holders of preferred stock), the holders of common stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will, after satisfaction of all of our liabilities and subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up (including holders of preferred stock), be entitled to a ratable share of any distribution to stockholders. Our common stock carries no preemptive or other subscription rights to purchase shares of our common stock and is not convertible, assessable or entitled to the benefits of any sinking fund.

Redemption Provisions

Pursuant to our Certificate of Incorporation, if a holder of our common stock acquires additional shares of our common stock or otherwise is attributed with ownership of such shares that would cause us to violate specified Federal Communications Commission (“FCC”) rules or regulations, we may, at the option of our board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of our common stock sufficient to eliminate the violation.

The redemption price will be a price mutually determined by us and such stockholders, but if no agreement can be reached, the redemption price will be either:

•	75% of the fair market value of our common stock being redeemed, if the holder caused the FCC violation; or

•	100% of the fair market value of our common stock being redeemed, if the FCC violation was not caused by the holder.

The foregoing redemption rights do not apply to any shares of our common stock or preferred stock beneficially owned by Deutsche Telekom or SoftBank. If any waivers or approvals are required from the FCC in order for Deutsche Telekom to acquire or hold any shares of our common stock or preferred stock, Deutsche Telekom is required by the Certificate of Incorporation to cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals. If any waivers or approvals are required from the FCC in order for SoftBank to acquire or hold any shares of our common stock or preferred stock, SoftBank are required by the Certificate of Incorporation to cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

Preferred Stock

Subject to the provisions of our Certificate of Incorporation and the limitations prescribed by law, our Certificate of Incorporation authorizes our board of directors to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of our common stock, without further vote or action by the stockholders. We currently have no shares of preferred stock outstanding.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of our management. The issuance of shares of preferred stock under our board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware law

The Company is subject to Section 203 of the General Corporation Law of the State of Delaware (“Section 203”), which generally provides that an “interested stockholder” cannot engage in a “business combination” (as those terms are defined in Section 203) with the Company for a period of three years after the stockholder became an “interested stockholder,” unless:

•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

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at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder.

An “interested stockholder” is a person:

•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or

•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.

The provisions of Delaware law described above along with our Certificate of Incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our common stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of our Company, even though such an attempt might be beneficial to us and our stockholders.

Certain Other Provisions of Our Certificate of Incorporation and Bylaws

The following provisions of our Certificate of Incorporation and Bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

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Advance notice of director nominations and matters to be acted upon at meetings. Our Bylaws contain advance notice requirements for nominations by stockholders for the election of directors to serve on our board of directors and for proposing other items of business that can be acted upon by stockholders at stockholder meetings.

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Amendment to Bylaws. Our Certificate of Incorporation provides that our Bylaws may be amended upon the affirmative vote of the holders of shares having a majority of the aggregate voting power of all outstanding shares of our capital stock then entitled to vote on amendments to our Bylaws. Our Certificate of Incorporation also provides that our board of directors is authorized to make, alter or repeal our Bylaws without further stockholder approval.

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Special meeting of stockholders. Our Certificate of Incorporation provides that a special meeting of our stockholders (i) may be called by the chairperson of our board of directors or our chief executive officer and (ii) must be called by our secretary at the request of (a) a majority of our board of directors or (b) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, the holders of not less than 33-1⁄3% of the voting power of all of the outstanding voting stock of our Company entitled to vote generally for the election of directors.

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Stockholder Action by Written Consent. Our Certificate of Incorporation provides that as long as Deutsche Telekom beneficially owns 25% or more of the outstanding common stock and any other securities of the Company that are entitled to vote in the election of directors (collectively, “T-Mobile Voting Securities”), stockholders may act by written consent in lieu of a meeting.

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Board representation. Our Certificate of Incorporation incorporates provisions of the Stockholders’ Agreement providing Deutsche Telekom with certain rights to designate a number of designees to our board of directors as described below under “Stockholders’ Agreement.”

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Special consent rights. Our Certificate of Incorporation provides Deutsche Telekom with the same consent rights as are set forth in the Stockholders’ Agreement with respect to our ability to take certain actions as described below under “Stockholders’ Agreement”.

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Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

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Cumulative voting. Our Certificate of Incorporation does not permit cumulative voting in the election of directors. Instead, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of our stock entitled to vote thereon.

Stockholders’ Agreement

Pursuant to the Stockholders’ Agreement, Deutsche Telekom has certain rights to designate individuals to be nominees for election to our board of directors and certain committees thereof. Pursuant to the Stockholders’ Agreement, at all times when Deutsche Telekom, SoftBank and Marcelo Claure beneficially own at least 50% of the outstanding T-Mobile Voting Securities in the aggregate and any such T-Mobile Voting Security continues to be subject to a voting proxy under either of the Proxy Agreements, (i) our board of directors will consist of a total of 14 directors (except in cases of resignations, retirements, deaths or removals, pending any new appointments), (ii) Deutsche Telekom has the right to designate a specified number of nominees for election to our board of directors in accordance with the terms of the Stockholders’ Agreement, subject to certain requirements, including requirements with respect to the “independence” of certain nominees under applicable stock exchange listing standards and rules of the SEC, (iii) the chairperson of our board of directors will be a Deutsche Telekom designee and (iv) our board of directors will have certain committees, which committees will be comprised in the manner specified in the Stockholders’ Agreement. The Stockholders’ Agreement further provides that at all times when Deutsche Telekom, SoftBank and Marcelo Claure beneficially own less than 50% of the outstanding T-Mobile Voting Securities in the aggregate or no T-Mobile Voting Security continues to be subject to a voting proxy under either of the Proxy Agreements, then, in each case, (i) Deutsche Telekom has the right to designate a number of nominees for election to our board of directors equal to the percentage of T-Mobile Voting Securities that it beneficially owns (provided that such percentage is 10% or more) multiplied by the number of directors on our board of directors, rounded to the nearest whole number greater than zero and (ii) board committees will comprise designees of Deutsche Telekom in percentages determined by the Stockholders’ Agreement, subject to certain exceptions.

As of the date of this prospectus, Deutsche Telekom has the right to designate ten individuals to be nominees for election to our board of directors. As of the date of this prospectus, our board of directors consists of a total of 13 directors, including nine directors designated by Deutsche Telekom and G. Michael Sievert, our President and Chief Executive Officer.

In addition, pursuant to the Stockholders’ Agreement, until the DT Specified Actions Termination Date (as described below and defined in the Stockholders’ Agreement), we are restricted from taking certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness to which Deutsche Telekom or any of its affiliates is a party, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion, (d) changing the size of our board of directors, (e) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of our common stock, or issuing equity to redeem debt held by Deutsche Telekom, (f) repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis, or (g) making certain changes involving our chief executive officer. The DT Specified Actions Termination Date would occur only after Deutsche Telekom ceases to beneficially own 30% or more of the outstanding T-Mobile Voting Securities (and in certain cases only if Deutsche Telekom does not subsequently re-acquire such beneficial ownership within a specified period). In addition, we have agreed that, without the prior written consent of Deutsche Telekom, we will not amend our Certificate of Incorporation and Bylaws in any manner that could limit, restrict or adversely affect Deutsche Telekom’s rights under the Stockholders’ Agreement for as long as Deutsche Telekom beneficially owns 5% or more of the outstanding T-Mobile Voting Securities.

During the term of the Stockholders’ Agreement, Deutsche Telekom is not permitted to, and is required to cause the Deutsche Telekom designees then serving as directors on our board of directors not to, support, enter into or vote in favor of (a) any transaction in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 between or involving both (i) the Company and (ii) Deutsche Telekom and its affiliates, unless such transaction is approved unanimously by the audit committee of our board of directors or, for amendments to previously approved transactions, by a majority of the audit committee of our board of directors.

Pursuant to the Stockholders’ Agreement, Deutsche Telekom and its affiliates are generally prohibited from acquiring common stock that would cause their collective beneficial ownership to exceed a certain percentage of the outstanding T-Mobile Voting Securities unless such acquiring stockholder makes an offer to acquire all of the then-remaining outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is either (i) accepted or approved by a majority of the directors on our board of directors, which majority includes a majority of the directors who are not affiliated with Deutsche Telekom or SoftBank under the terms of the Stockholders’ Agreement (the “Required Approval”), or (ii) accepted or approved by holders (other than Deutsche Telekom, SoftBank and their respective affiliates) of a majority of the shares of our common stock (other than shares held by Deutsche Telekom, SoftBank and their respective affiliates). Deutsche Telekom is also prohibited from transferring any shares of our common stock in any transaction that would result in the transferee owning more than 30% of the outstanding shares of our common stock, subject to certain exceptions, unless the transfer is approved by our board of directors (including the Required Approval) or the transferee offers to acquire all of the then outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed transfer.

Subject to specified limitations, Deutsche Telekom has the right to request that we file, from time to time, a registration statement or prospectus supplement to a registration statement for the resale of shares of our common stock and debt securities beneficially owned by Deutsche Telekom. In addition, Deutsche Telekom has piggyback registration rights with respect to any offering that we initiate. Any transferee of Deutsche Telekom who acquires at least 5% of either the registrable equity securities or the registrable debt securities pursuant to a transaction that is not registered under the Securities Act will be entitled to enjoy the same registration rights as Deutsche Telekom, as applicable, as long as the registrable securities held by such transferee may not be sold or disposed of pursuant to Rule 144 under the Securities Act without volume limitations.

The Stockholders’ Agreement sets forth certain additional rights and obligations of Deutsche Telekom, including information rights and non-competition restrictions.

The foregoing summary of the Amended and Restated Stockholders’ Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Stockholders’ Agreement, which is included as Exhibit 4.2 hereto.

Proxy Agreements

The SoftBank Proxy Agreement establishes between Deutsche Telekom and SoftBank certain rights and obligations in respect of the shares of common stock owned by each of Deutsche Telekom, SoftBank and certain of their respective affiliates to enable Deutsche Telekom to consolidate T-Mobile into Deutsche Telekom’s financial statements. Pursuant to the SoftBank Proxy Agreement, at any meeting of the stockholders of the Company, the shares of common stock beneficially owned by SoftBank will be voted in the manner directed by Deutsche Telekom, which obligation will terminate upon the earliest of: (i) with respect to each such share of common stock, the date on which such share is transferred to a third party in accordance with the terms of the SoftBank Proxy Agreement, subject to certain exceptions, (ii) the date on which Deutsche Telekom owns 55% or more of the outstanding T-Mobile Voting Securities and (iii) the date on which Deutsche Telekom has transferred an aggregate number of shares representing 5% or more of the outstanding common stock as of immediately following the effective time of the merger of a wholly owned subsidiary of T-Mobile with and into Sprint pursuant to the terms of the Business Combination Agreement (the “Effective Time”). The SoftBank Proxy Agreement also contains certain restrictions on the ability of each of SoftBank and Deutsche Telekom to transfer or acquire shares of our common stock, including that each of SoftBank and Deutsche Telekom is not permitted to transfer its shares without the prior written consent of the other stockholder from and after the Effective Time until the fourth anniversary of the Effective Time, subject to certain exceptions, including for transfers of up to 5% of the common stock outstanding as of the Effective Time beginning after the first anniversary of the Effective Time and up to an additional 10% of the common stock outstanding as of the Effective Time beginning after the second anniversary of the Effective Time. Deutsche Telekom and SoftBank have also agreed to further limitations upon the ability of SoftBank to transfer shares of our common stock.

The Claure Proxy Agreement establishes among Deutsche Telekom, CM LLC and Marcelo Claure certain rights and obligations in respect of the shares of common stock owned by CM LLC and certain of its affiliates, including Marcelo Claure, to enable Deutsche Telekom to consolidate T-Mobile into Deutsche Telekom’s financial statements. Pursuant to the Claure Proxy Agreement, at any meeting of the stockholders of the Company, the shares of common stock beneficially owned by CM LLC will be voted in the manner directed by Deutsche Telekom, which obligation will terminate upon the earliest of: (i) with respect to each such share of common stock, the date on which such share is transferred to a third party in accordance with the terms of the Proxy Agreement, subject to certain exceptions, (ii) the date on which Deutsche Telekom owns 55% or more of the outstanding T-Mobile Voting Securities and (iii) the date on which Deutsche Telekom has transferred an aggregate number of shares representing 5% or more of the outstanding common stock as of June 22, 2020. The Claure Proxy Agreement also contains certain restrictions on the ability of CM LLC and other entities related to Mr. Claure to transfer or acquire shares of our common stock, including a prohibition on transfer of shares without the prior written consent of Deutsche Telekom until April 1, 2024, subject to certain exceptions.

As a result of the Proxy Agreements, we are a “controlled company” for purposes of the rules of The NASDAQ Stock Market LLC (“NASDAQ”), which provides us with exemptions from certain corporate governance requirements under NASDAQ rules.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws:

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eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for willful or negligent payment of unlawful dividends, or (iv) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into separate indemnification agreements with each of our directors and officers under which we have agreed to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Director Removal

Our Certificate of Incorporation provides that, subject to certain rights of the holders of any preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent.

Governing Law; Forum for Adjudication of Disputes

Our Certificate of Incorporation provides that our Certificate of Incorporation and the internal affairs of our Company shall be governed by and interpreted under the laws of the State of Delaware. In addition, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate of Incorporation or the Company’s Bylaws or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine. This choice of forum provision does not waive our compliance with our obligations under the federal securities laws and the rules and regulations thereunder. Moreover, the provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or by the Securities Act.

Corporate Opportunities

Our Certificate of Incorporation provides, as permitted by the DGCL, that our non-employee directors have no obligation to offer us a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that we might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our Certificate of Incorporation.

Listing of Common Stock

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TMUS.”

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, warrants, rights, purchase contracts or units that may be offered pursuant to this prospectus.

SELLING SECURITYHOLDERS

Selling securityholders may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement. Selling securityholders are persons or entities that, directly or indirectly, have acquired or from time to time acquire, our securities. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their securities for resale.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

PLAN OF DISTRIBUTION

We or selling securityholders may sell the securities being offered hereby:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	through a combination of any of the above methods of sale; or

•	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any direct purchasers, agents, dealers, underwriters and, if applicable, their compensation, the purchase price, the net proceeds to us, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers, in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the NASDAQ Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities.

Offers to purchase the securities may be solicited directly by us or any selling securityholder or by agents designated by us or any selling securityholder from time to time. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we or any selling securityholder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we and any selling securityholder will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we and any selling securityholder will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed. All of the above may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York and certain matters pertaining to the laws of Georgia, Kansas and Nevada will be passed upon for us by Polsinelli PC, Kansas City, Missouri.

EXPERTS

The financial statements of T-Mobile US, Inc. as of and for the year ended December 31, 2022, incorporated by reference in this prospectus by reference to T-Mobile US, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of T-Mobile US, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements as of December 31, 2021 and for the each of the two years in the period ended December 31, 2021 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.t-mobile.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement (except for our SEC reports expressly incorporated by reference herein or therein).

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):

•

the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February  14, 2023, including those portions of the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023 that are incorporated by reference in such Annual Report;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on April 27, 2023;

•	the Company’s Current Reports on Form 8-K filed with the SEC on January 19, 2023, February 3, 2023, February 9, 2023, February 13, 2023, March 10, 2023, March 20, 2023 and May 1, 2023; and

•

the description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on October 26, 2015, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference in that filing) at no cost, by writing to or telephoning us at the following address:

Broady Hodder

Senior Vice President, Legal Affairs, Corporate Governance and Strategic Transactions & Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

$2,500,000,000

$700,000,000 4.200% Senior Notes due 2029

$900,000,000 4.700% Senior Notes due 2035

$900,000,000 5.250% Senior Notes due 2055

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan

Morgan Stanley

RBC Capital Markets

Wells Fargo Securities

Barclays

BNP PARIBAS

Citigroup

COMMERZBANK

Credit Agricole CIB

Deutsche Bank Securities

Goldman Sachs & Co. LLC

Mizuho

MUFG

Santander

SOCIETE GENERALE

SMBC Nikko

TD Securities

Truist Securities

US Bancorp

UBS Investment Bank

Co-Managers

ING

NatWest Markets

PNC Capital Markets LLC

Scotiabank

Academy Securities

American Veterans Group, PBC

September 23, 2024